Exhibit 10.5

EXECUTION VERSION

______________________________________________________________________
EQUITY PURCHASE AGREEMENT
by and among
CLUBCORP USA, INC.
SEQUOIA GOLF HOLDINGS LLC,
PARTHENON-SEQUOIA LTD.,
PARTHENON INVESTORS II, L.P.,
J&R FOUNDERS' FUND II, L.P.,
PCIP INVESTORS,
and
THE OTHER MEMBERS OF SEQUOIA GOLF HOLDINGS LLC

Dated as of August 13, 2014
______________________________________________________________________

KE 30867875.33

TABLE OF CONTENTS
Page

ARTICLE I PURCHASE AND SALE OF ACQUIRED SECURITIES 1
1.01Purchase and Sale of Acquired Securities 1
1.02Calculation of Closing and Final Consideration 2
1.03Deposit 4
1.04Remediation Escrow Amount 4
1.05Representative Holdback Amount 5
1.06The Closing 5
ARTICLE II CONDITIONS TO CLOSING 5
2.01Conditions to All Parties' Obligations 5
2.02Conditions to Buyer's Obligations 5
2.03Conditions to the Sellers', the Blocker's, and the Company's Obligations 7
2.04Waiver of Conditions 8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS 8
3.01Organization and Power 8
3.02Authorization; Valid and Binding Agreement; No Breach 8
3.03Ownership 9
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BLOCKER 9
4.01Organization and Power 9
4.02Authorization; Valid and Binding Agreement; No Breach 9
4.03Ownership; Subsidiaries 10
4.04Capitalization 10
4.05Conduct of Business 10
4.06Tax Matters 10
4.07Employees 11
4.08Liabilities 11
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY 11
5.01Organization and Power 11
5.02Subsidiaries 12
5.03Authorization; Valid and Binding Agreement; No Breach 12
5.04Capitalization 13
5.05Financial Statements 13
5.06Undisclosed Liabilities 13
5.07Absence of Certain Developments 13
5.08Title to Properties 14
5.09Tax Matters 15
5.10Contracts and Commitments 16
5.11Intellectual Property 18
5.12Litigation 18
5.13Employee Benefit Plans 19
5.14Insurance 19
5.15Compliance with Laws 19

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5.16Environmental Compliance and Conditions 19
5.17Permits 20
5.18Affiliated Transactions 20
5.19Employment and Labor Matters 21
5.20Brokerage 21
5.21Membership; Refund Obligations 21
5.22Depository and Other Accounts 21
5.23Anti-Terrorism Laws 21
5.24Water Documents and Water Rights 22
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER 22
6.01Organization and Power 22
6.02Authorization; Valid and Binding Agreement; No Breach 22
6.03Litigation 23
6.04Brokerage 23
6.05Investment Representation 23
6.06Financing 23
6.07Solvency 24
6.08Plant Closings and Mass Layoffs 24
6.09Investigation 24
ARTICLE VII CERTAIN PRE-CLOSING COVENANTS 24
7.01Conduct of the Business 24
7.02Regulatory Filings 25
7.03Conditions 26
7.04Exclusive Dealing 26
7.05Notification 26
7.06Access 26
7.07Cooperation 27
ARTICLE VIII COVENANTS 27
8.01Access to Books and Records 27
8.02Notification 27
8.03Director and Officer Liability and Indemnification 27
8.04Regulatory Filings 29
8.05Conditions 30
8.06Contact with Customers, Suppliers and Other Business Relations 30
8.07Deposit Refund Obligations 30
8.08Financing 30
8.09Remediation 31
ARTICLE IX TERMINATION 33
9.01Termination 33
9.02Effect of Termination 34
9.03Disbursement of Deposit 34

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ARTICLE X ADDITIONAL COVENANTS AND AGREEMENTS 35
10.01Survival 35
10.02Indemnification for the Benefit of the Buyer Indemnitees 36
10.03Indemnification for the Benefit of the Seller Indemnitees 38
10.04Termination of Indemnification 38
10.05Procedures Relating to Indemnification 38
10.06Mitigation 40
10.07Determination of Loss Amount 40
10.08Exclusive Remedy 41
10.09Tax Matters 41
10.10Further Assurances 43
ARTICLE XI DEFINITIONS 43
11.01Definitions 43
11.02Other Definitional Provisions 52
ARTICLE XII MISCELLANEOUS 53
12.01Press Releases and Communications 53
12.02Expenses 53
12.03Prevailing Party 53
12.04Knowledge Defined 54
12.05Notices 54
12.06Assignment 55
12.07Severability 56
12.08Construction 56
12.09Amendment and Waiver 56
12.10Complete Agreement 57
12.11Counterparts 57
12.12Governing Law 57
12.13CONSENT TO JURISDICTION AND SERVICE OF PROCESS 57
12.14WAIVER OF JURY TRIAL 58
12.15No Third Party Beneficiaries 58
12.16Representation of the Sellers and their Affiliates 58
12.17No Additional Representations; Disclaimer; Non-Recourse 59
12.18Conflict Between Transaction Documents 60
12.19Specific Performance; Remedies 60
12.20Consents 61
12.21Electronic Delivery 61
12.22Buyer Deliveries 62
12.23Appointment of the Representative 62

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Exhibits
Exhibit A    -    Form of Deposit Escrow Agreement
Exhibit B    -    Form of Indemnification, Remediation and Adjustment Escrow Agreement
Exhibit C    -    Resignations
Exhibit D    -    Commercial Lease Agreement

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EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this "Agreement") is made as of August 13, 2014, by and among (i) ClubCorp USA, Inc., a Delaware corporation ("Buyer"), (ii) Sequoia Golf Holdings LLC, a Delaware limited liability company (the "Company"), (iii) Parthenon-Sequoia Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the "Blocker"), (iv) Parthenon Investors II, L.P., a Delaware limited partnership, J&R Founders' Fund II, L.P., a Delaware limited partnership, and PCIP Investors, a Delaware general partnership (collectively, the "Parthenon Sellers"), (v) the members of the Company set forth on signature pages hereto under the heading "Selling Members" (individually, a "Selling Member" and collectively, the "Selling Members," and, together with the Parthenon Sellers, each, a "Seller" and, collectively, the "Sellers"), and (vi) Parthenon Investors II, L.P., a Delaware limited partnership, solely in its capacity as representative for the Sellers (the "Representative"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.
WHEREAS, the Selling Members and the Blocker own collectively all of the issued and outstanding equity securities of the Company (collectively, the "Units");
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Selling Members, and the Selling Members desire to sell to Buyer, all of the Units held by the Selling Members as of the Closing (collectively, the "Acquired Units") for the consideration described herein; and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Parthenon Sellers, and the Parthenon Sellers desire to sell to Buyer, in lieu of directly acquiring the Units held by the Blocker as of the Closing, all of the issued and outstanding ordinary shares of USD $1.00 each in the capital of the Blocker (the "Acquired Shares" and, together with the Acquired Units, collectively, the "Acquired Securities"), in each case for the consideration described herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
                    ARTICLE I

PURCHASE AND SALE OF ACQUIRED SECURITIES
1.01    Purchase and Sale of Acquired Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from the Sellers, all of the Acquired Securities owned by such Seller in exchange for the payment of the Estimated Purchase Price in cash to the Sellers. Payment for such Acquired Securities will be made by wire transfer on the Closing Date of immediately available funds to the account or accounts specified by the Representative (which account or accounts, together with the amounts payable to each Seller, will be designated by the Representative in writing at least two business days prior to the Closing Date). Each Seller who is an obligor of an Executive Note shall repay such Executive Note on the Closing Date in full through a reduction of proceeds paid to such obligor or Affiliates of such obligor, and, for the avoidance of doubt (without affecting Section 1.02(a)(iv)) such repayment shall be retained by the Company at Closing and shall be disregarded when determining Cash at Closing and Net Working Capital.

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1.02    Calculation of Closing and Final Consideration.
(a)    For purposes of this Agreement, the "Purchase Price" means an amount equal to:
(i)    $265,000,000.00,
(ii)    plus the total amount of Cash,
(iii)    plus the Buyer Diligence Expenses,
(iv)    plus the Executive Note Amount,
(v)    minus the outstanding amount of Indebtedness as of the Closing,
(vi)    minus the unpaid Transaction Expenses,
(vii)    minus the unpaid Sale Bonus Payments,
(viii)    plus the amount, if any, by which the Net Working Capital exceeds the Upper End Net Working Capital Target,
(ix)    minus the amount, if any, by which the Net Working Capital is less than the Lower End Net Working Capital Target,
(x)    minus the amount of the Deposit (which shall be retained at the Closing by the Escrow Agent and credited towards payment of the Escrow Amount),
(xi)    minus the Remediation Escrow Amount (if applicable),
(xii)    minus the Escrow Amount (less the amount of the Deposit), and
(xiii)    minus the Representative Holdback Amount.
For the avoidance of doubt and without duplication, the payments referred to in Sections 1.02(a)(x), (x), (xi) and (xiii) shall be considered part of the "Purchase Price" but shall be paid in accordance with Section 2.03(d).
(b)    As of the date hereof, the Company and Buyer have exchanged an example calculation of the Purchase Price and the amounts payable to the Sellers (with estimates for amounts that are not final as of the date hereof or subject to change between the date hereof and the Closing Date). At least two business days prior to the Closing Date, the Representative will deliver to Buyer the Sellers' good faith estimate of the Purchase Price (the "Estimated Purchase Price"), which shall include Sellers' good faith estimate of Cash, outstanding Indebtedness as of the Closing, unpaid Transaction Expenses, unpaid Sales Bonus Payments and Net Working Capital.
(c)    As promptly as possible, but in any event within 60 days after the Closing Date, Buyer will deliver to the Representative (i) an unaudited, consolidated balance sheet of the Blocker, the Company and its Subsidiaries as of the Closing (which will have been prepared with the assistance of Buyer's or the Company's accountants), and (ii) Buyer's calculation of the Purchase Price, including its calculation of Cash, outstanding Indebtedness as of the Closing, unpaid Transaction

Expenses, unpaid Sales Bonus Payments and Net Working Capital, together with back-up and support for such calculation (together, the "Closing Statement"). The Closing Statement will be prepared in a manner consistent with the definitions of Cash, Indebtedness, Transaction Expenses and Net Working Capital and the accounting principles and practices referred to therein. Except as set forth in the definition of Net Working Capital with respect to Transaction Tax Deductions, the Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Blocker, the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Blocker, the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.
(d)    Buyer will, and will cause the Blocker, the Company and its Subsidiaries to, (i) assist the Representative and its representatives in the review of the Closing Statement and provide the Representative and its representatives with access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Blocker, the Company and its Subsidiaries reasonably necessary for purposes of their review of the Closing Statement, and (ii) cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by the Representative or its representatives. If the Representative has any objections to the Closing Statement, the Representative will deliver to Buyer a statement setting forth its objections thereto (an "Objections Statement"), which statement will identify in reasonable detail those items and amounts to which the Representative objects (the "Disputed Items"). If an Objections Statement is not delivered to Buyer within 30 days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties hereto. The Representative and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and the Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Buyer, the Representative and Buyer will submit any unresolved Disputed Items to Ernst & Young (the "Accounting Firm"). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party will submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to the Representative, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm within 30 days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. The Accounting Firm shall determine the Disputed Items in a manner that is consistent with this Agreement. The determination of each Disputed Item shall be within the range between that established by the Closing Statement and the Objection Statement. The Representative and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Accounting Firm receives the Closing Statements prepared by the Representative and Buyer. The Representative and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. The Accounting Firm shall act as an arbitrator to determine only the Disputed Items, and the

Accounting Firm's resolution of the unresolved Disputed Items will be final, binding and non-appealable by the parties hereto absent manifest error. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. The costs and expenses of the Accounting Firm shall be split equally between Buyer, on the one hand, and Sellers, on the other hand.
(e)    If the Purchase Price as finally determined pursuant to Section 1.02(d) (the "Final Purchase Price") is greater than the Estimated Purchase Price, then, within five business days after the determination of Final Purchase Price, Buyer will pay an amount equal to such excess to the Sellers, by wire transfer of immediately available funds to the account or accounts and in the amounts designated by the Representative in writing.
(f)    If the Final Purchase Price is less than the Estimated Purchase Price, then, within five business days after the determination of Final Purchase Price, Buyer and the Representative will jointly instruct the Escrow Agent to pay to Buyer, from the Adjustment Escrow Funds (and if such amount is insufficient, the Indemnity Escrow Funds), by wire transfer of immediately available funds to the account or accounts and in the amounts designated by Buyer in writing, an amount equal to such shortfall; provided that if the Indemnity Escrow Funds are withdrawn to pay to Buyer any shortfall, the Sellers, based upon each Seller’s Adjustment Pro Rata Portion, shall replenish such withdrawn amount within 15 Business Days of such withdraw. To the extent any amounts remain with respect to the Adjustment Escrow Funds after giving effect to such distribution, Buyer and the Representative will instruct the Escrow Agent to disburse such remaining amount to the Representative (for further distribution to the Sellers based on their Adjustment Pro Rata Portion).
(g)    All payments required pursuant to Section 1.02(e), Section 1.02(f) and Section 8.09 will be deemed to be adjustments for Tax purposes to the Purchase Price.
1.03    Deposit. On the date hereof, Buyer shall deposit with the Escrow Agent Ten Million Dollars ($10,000,000) (the "Deposit"). The Deposit shall be made by wire transfer of immediately available funds to such account as the Escrow Agent shall designate and shall be held by the Escrow Agent pursuant to the terms of the Deposit Escrow Agreement, to be entered into as of the date hereof by Buyer, the Representative and the Escrow Agent. At the Closing, the Deposit shall be retained by the Escrow Agent and applied towards the Escrow Amount to be held in accordance with the Indemnification, Remediation and Adjustment Escrow Agreement. In the event this Agreement is terminated by Buyer or by the Sellers in accordance with the terms hereof, the Deposit shall be disbursed by the Escrow Agent based upon the applicable events giving rise to such termination in accordance with the provisions of Section 9.03.
1.04    Remediation Escrow Amount. In the event that further remedial action is required on the Closing Date for any of the Remediation Sites pursuant to Section 8.09, at Closing, Buyer shall deposit from the Purchase Price (in accordance with Section 1.02(a)(xi)) with the Escrow Agent the Remediation Escrow Amount. The Remediation Escrow Amount shall be made by wire transfer of immediately available funds to such account (the "Remediation Escrow Account") as the Escrow Agent shall designate and shall be held by the Escrow Agent pursuant to the terms of the Indemnification, Remediation and Adjustment Escrow Agreement. The Remediation Escrow Amount shall be disbursed as provided in Section 8.09 and pursuant to the terms of the Indemnification, Remediation and Adjustment Escrow Agreement. For the avoidance of doubt, if no further remedial action is required for each of the Remediation Sites at or prior to Closing, the Remediation Escrow Amount shall not be paid to the Escrow Agent and instead shall be paid to the Representative to be distributed to the Sellers pursuant to the Indemnity Pro Rata Portion.

1.05    Representative Holdback Amount. The Representative Holdback Amount will be retained by the Representative for such time as the Representative will determine in its sole discretion, on behalf of the Sellers to satisfy potential future obligations of the Sellers, including any expenses of the Representative or the Sellers arising from the defense of claims by the Representative pursuant to Section 10.02 and for fees and expenses (including legal fees) incurred by the Representative in its capacity as such either before or after the Closing. Any remaining amounts distributed from the Representative Holdback Amount will be distributed to the Sellers.
1.06    The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle St., Chicago, Illinois, on the second business day following satisfaction or waiver of the conditions to the Closing set forth in Article II, or such other date as Buyer and the Representative may mutually agree. The date of the Closing is herein referred to as the "Closing Date." If such conditions have been waived or satisfied on the Closing Date, the Closing will be deemed to occur at 11:59 p.m. on the Closing Date.
ARTICLE II

CONDITIONS TO CLOSING
2.01    Conditions to All Parties' Obligations. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a)    Except for any pending action or proceeding directly or indirectly initiated by the party asserting its right not to consummate the transactions contemplated by this Agreement pursuant to this Section 2.01(a), no action or proceeding before any court or other Governmental Body will be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(b)    This Agreement will not have been terminated in accordance with Section 9.01.
2.02    Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
(a)    Each of the representations and warranties (i) contained in Sections 3.01, 3.02(a), 3.03, 4.01, 4.02(a), 4.03, 4.04, 5.01, 5.03(a) and 5.04 will be true and correct as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) in all (other than de minimis) respects except to the extent of changes or developments contemplated by the terms of this Agreement and (ii) contained in any other Section of Article III, Article IV and Article V will be true and correct as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) except to the extent of changes or developments contemplated by the terms of this Agreement and except for any failure of any such representation and warranty referred to in this clause (ii) to be true and correct that has not had a Material Adverse Effect;
(b)    The Company, the Blocker and the Sellers will have performed all of the covenants and agreements required to be performed by them under this Agreement in all material respects in the aggregate at or prior to the Closing;

(c)    The Affiliate agreement set forth on Schedule 2.02(c) shall have been terminated with no further liability of the Blocker, the Company or its Subsidiaries following the Closing Date;
(d)    Each Seller will have delivered to Buyer a non-foreign person certificate substantially in the form prescribed by the regulations issue under Section 1445 of the Code;
(e)    The Representative will have delivered to Buyer each of the following:
(i)    a certificate of the Company executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) above as they relate to the Company have been satisfied;
(ii)    a certificate of the Blocker executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) above as they relate to the Blocker have been satisfied;
(iii)    a copy of the Indemnification, Remediation and Adjustment Escrow Agreement, duly executed by the Representative;
(iv)    payoff letters with respect to the payoff amounts of the Indebtedness identified on Schedule 2.02(e)(iv);
(v)    resignations attached hereto as Exhibit C of all of the Company’s and the Blocker’s and their subsidiaries’ officers, managers and directors (in their capacity as officers and directors but not as employees), which include acknowledgements from such officers, managers and directors in connection with their resignation that they have received all outstanding compensation from the Company, the Blocker and their respective Subsidiaries, as applicable, (provided, however, such acknowledgement excludes accrued and unpaid salary and any existing employee benefit plan or arrangement, including vacation and sick pay) and that to their knowledge they do not have any existing claims against the Company, the Blocker or their respective Subsidiaries; and
(vi)    a copy of (A) the most recent up-to-date constitutional documents of the Blocker certified by the registered office and (B) the Certificate of Good Standing of the Blocker issued by the Registrar of Companies in the Cayman Islands, dated within 30 days of the Closing Date;
(vii)    a copy of the resolutions duly adopted by Blocker’s board of directors (A) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and (B) approving and registering the transfer of the Acquired Shares to the Buyer; and
(viii)    a copy of the updated Register of Members of the Blocker, reflecting the Buyer as the new shareholder of the Acquired Shares.
(f)    Buyer shall have received the financing or such amounts to be provided pursuant to the financing shall have been made available to Buyer on the terms equivalent or better than that provided for in the Sixth Amendment to ClubCorp Club Operations, Inc.'s existing credit facility, pursuant to which the lenders party thereto agree, subject to the terms and conditions set forth therein, to provide additional capital to Buyer in order for Buyer to consummate the transactions contemplated hereby (the "Sixth Amendment").
(g)    Commercial Lease Agreement in Newnan, GA, in the form attached hereto as Exhibit D, shall have been executed by the Company or one of its Subsidiaries, as tenant, and Newnan Commercial Properties LLC, as landlord, and delivered to Buyer.
2.03    Conditions to the Sellers', the Blocker's, and the Company's Obligations. The obligations of the Sellers, the Blocker, and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a)    Each of the representations and warranties (i) contained in Sections 6.01, 6.02(a), 6.04, 6.07 and 6.08 will be true and correct as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) in all (other than de minimis) respects and (ii) contained in any other Section of Article VI will be true and correct as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) except for any failure of any such representation and warranty referred to in this clause (ii) to be true and correct that has not had a material adverse effect on the financial condition or operating results of Buyer taken as a whole or on the ability of Buyer to consummate the transactions contemplated hereby;
(b)    Buyer will have performed all of the covenants and agreements required to be performed by it under this Agreement in all material respects in the aggregate at or prior to the Closing;
(c)    Buyer will have made the payments set forth in Section 1.01 to be made by it on the Closing Date;
(d)    Buyer will have delivered to the Representative each of the following:
(i)    a certificate of Buyer executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied;
(ii)    a copy of the Indemnification, Remediation and Adjustment Escrow Agreement, duly executed by Buyer;
(iii)    certified copies of the resolutions duly adopted by Buyer's board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and
(iv)    (A) a certified copy of the certificate of incorporation or equivalent organizational document of Buyer, and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which Buyer is incorporated or formed, in each case, dated within 30 days of the Closing Date.
(e)    Buyer will have deposited, by wire transfer of immediately available funds, the Escrow Amount with the Escrow Agent in accordance with the terms of the Indemnification, Remediation and Adjustment Escrow Agreement;

(f)    Buyer will have deposited, by wire transfer of immediately available funds, the Representative Holdback Amount into an account designated by the Representative;
(g)    Buyer will have repaid, or caused to be repaid, on behalf of the Sellers, the Blocker, the Company and each of its Subsidiaries, as applicable, the amounts necessary to discharge fully the amount of all Indebtedness identified on Schedule 2.02(e)(iv) in accordance with the payoff letters delivered pursuant to Section 2.02(e)(iv), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and
(h)    Buyer will have repaid, or caused to be repaid, on behalf of the Sellers, the Blocker, the Company and each of its Subsidiaries, as applicable, the unpaid Transaction Expenses, by wire transfer of immediately available funds to the account(s) designated by the Representative or each Person to whom such unpaid Transaction Expenses are to be paid.
2.04    Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived after the Closing.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller (on a separate, and not joint, basis, except with respect to the Parthenon Sellers, which are made on a joint and several basis as among the Parthenon Sellers) represents and warrants to Buyer as follows:
3.01    Organization and Power. If such Seller is a Person other than an individual, such Seller is duly organized, validly existing and, where applicable, in good standing under the applicable laws of its state of incorporation or formation, with the requisite corporate, limited liability company, limited partnership or equivalent, as applicable, power and authority to enter into this Agreement and perform such Seller's obligations hereunder.
3.02    Authorization; Valid and Binding Agreement; No Breach.
(a)    The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of such Seller, and no other proceedings on such Seller's part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, the Blocker, the Company and each of the other Sellers, this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b)    Except as set forth on Schedule 3.02(b), the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of such Seller, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Seller is bound, or any law, statute, rule or regulation or order, judgment or decree to which such Seller is subject.
3.03    Ownership. Such Seller is the record owner of the Acquired Securities set forth opposite such Seller's name on Schedule 3.03. On the Closing Date, such Seller will transfer to Buyer good title to such Acquired Securities free and clear of all Liens, other than applicable federal and state securities law restrictions. Except as set forth on Schedule 3.03, there are no contracts, commitments, agreements, understandings or arrangement of any kind with respect to the voting or transfer of any Acquired Securities owned by the Sellers (including any voting agreements, voting trusts, proxies or other similar agreements or understandings, or any agreements to purchase, redeem, otherwise acquire such Acquired Securities, or securities or obligations of any kind convertible into the Sellers' Acquired Securities).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER
The Blocker represents and warrants to Buyer, as follows:
4.01    Organization and Power. The Blocker is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.
4.02    Authorization; Valid and Binding Agreement; No Breach.
(a)    The execution, delivery and performance of this Agreement by the Blocker and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Blocker, and no other proceedings on the Blocker's part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, the Company and the Sellers, this Agreement constitutes a valid and binding obligation of the Blocker, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b)    Except as set forth on Schedule 4.02(b), the execution, delivery and performance of this Agreement by the Blocker and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of the Blocker, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Blocker is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Blocker is subject.

4.03    Ownership; Subsidiaries. The Blocker is the record owner of the Units set forth opposite the Blocker's name on Schedule 4.03. The Blocker has not transferred any Units during the three (3) year period prior to the date hereof. On the Closing Date, the Blocker will hold good title to such Units free and clear of all Liens, other than applicable federal and state securities law restrictions. Except as set forth on Schedule 4.03, there are no contracts, commitments, agreements, understandings or arrangement of any kind with respect to the voting or transfer of any Units owned by the Blocker (including any voting agreements, voting trusts, proxies or other similar agreements or understandings, or any agreements to purchase, redeem, otherwise acquire such Units, or securities or obligations of any kind convertible into the Blocker's Units).
4.04    Capitalization. Schedule 4.04 sets forth all of the issued and outstanding shares of the Blocker and the holders thereof. Except as set forth on Schedule 4.04, the Blocker does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Blocker. Except for the Acquired Shares, there are no outstanding (a) shares or other equity interests or voting securities of the Blocker, (b) securities convertible or exchangeable into shares of the Blocker, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Blocker to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem shares of the Blocker or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Blocker.
4.05    Conduct of Business. The Blocker is a holding company and does not directly engage in any of the business activities conducted by the Company or any of its Subsidiaries and does not directly own any assets or properties used by the Company or any of its Subsidiaries in the conduct of their respective businesses.
4.06    Tax Matters.
(a)    The Blocker has filed all federal and all other material Tax Returns that are required to be filed by the Blocker and has paid all Taxes due and owing (whether or not shown on any Tax Return). All such Tax Returns were true, correct, and complete in all material respects. All Taxes which the Blocker is required to withhold for Federal and State Taxes have been fully paid or properly accrued and all related forms required with respect thereto have been properly completed and timely filed. Blocker is treated as a "Reporting Financial Institution" as that term is defined in the Agreement between the Government of the Cayman Islands and the Government of the United States of America to Improve International Tax Compliance and to Implement FATCA and, as such, is not required to enter into a FFI agreement with the Internal Revenue Service under Section 1471(b) of the Code. Blocker has complied with all withholding and other requirements imposed on Blocker under the Foreign Account Tax Compliance Act.
(b)    There is no material dispute or claim concerning any Tax liability of the Blocker claimed or raised by any taxing authority of which the Blocker has received written notice. The Blocker has not waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency. No written claim has been made within the past six years by an authority in a jurisdiction where Blocker does not file Tax Returns that Blocker is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) on any of the assets of Blocker.

(c)    The Blocker has elected to be treated as a corporation for United States federal income tax purposes and has not revoked or modified that election.
(d)    Blocker is not a party to or bound by any Tax allocation or sharing agreement. Blocker (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Blocker) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(e)    Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    use of an improper method of accounting for a taxable period ending on or prior to the Closing date;
(iii)    "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
(iv)    intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(v)    installment sale or open transaction disposition made on or prior to the Closing Date;
(vi)    prepaid amount received on or prior to the Closing Date; or
(vii)    election under Code §108(i).
(f)    Neither Blocker nor any of its subsidiaries has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
4.07    Employees. The Blocker does not currently have, and has never had, any employees.
4.08    Liabilities. Except those incurred in connection with the transactions contemplated hereby, the Blocker does not currently have any Indebtedness or other liabilities or obligations of any nature (other than liabilities or obligations to the Company or its Subsidiaries, liabilities or obligations in its capacity as a member of the Company, and other than liabilities or obligations that are rightfully (or also) liabilities or obligations of the Company).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Buyer as follows:
5.01    Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
5.02    Subsidiaries. Except as set forth on Schedule 5.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite limited liability company, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect. Except as set forth on Schedule 5.02, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary of the Company, (b) securities convertible or exchangeable into capital stock of any Subsidiary of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company. Except as set forth on Schedule 5.02, all of the capital stock or other equity interests of each of the Subsidiaries of the Company is owned directly or indirectly by the Company.
5.03    Authorization; Valid and Binding Agreement; No Breach.
(a)    The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company's part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, the Sellers and the Blocker, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b)    Except as set forth on Schedule 5.03(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of the Company or any of its Subsidiaries, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under the provisions of the Company's or any of its Subsidiaries' certificate of formation or limited liability company agreement (or equivalent governing documents) or any Material Contract to which the Company or any of its Subsidiaries is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject, other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or applicable antitrust and/or competition laws of other jurisdictions.

5.04    Capitalization. Schedule 5.04 sets forth all of the Units as of the date hereof. Except as set forth on Schedule 5.04, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Units, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.
5.05    Financial Statements. Schedule 5.05 consists of: (i) the Company's unaudited consolidated balance sheet as of June 30, 2014 (the "Latest Balance Sheet") and the related statement of income for the six-month period then ended and (ii) the Company's audited consolidated balance sheet and statements of income and cash flows for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 (all such financial statements referred to in (i) and (ii), the "Financial Statements"). Except as set forth on Schedule 5.05, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments).
5.06    Undisclosed Liabilities. Except as set forth on Schedule 5.06, neither the Company nor any Subsidiary has any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Latest Balance Sheet, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet.
5.07    Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on Schedule 5.07, since the date of the Latest Balance Sheet through the date hereof, and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries has:
(a)    amended or modified its certificate of formation or limited liability company agreement (or equivalent governing documents);
(b)    subjected any material portion of its properties or assets to any Lien, except for Permitted Liens;
(c)    sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;
(d)    sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business;
(e)    made or granted any material bonus in excess of $50,000 or any material compensation or salary increase to any current (or former) employee whose annual base salary is (or was at the time of his or her termination) in excess of $150,000 (except in the ordinary course of business in accordance with past practice), or made or granted any material increase in any employee benefit plan or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business);
(f)    made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);
(g)    made any material change in any method of accounting or accounting practice of the Company or any Subsidiary;
(h)    made material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(i)    entered into any contract that would constitute a Material Contract;
(j)    made any capital investment in any other Person (except in the ordinary course of business);
(k)    entered into a new line of business or abandoned or discontinued an existing line of business;
(l)    acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, any business or any Person or any division thereof; or
(m)    committed to do any of the foregoing.
5.08    Title to Properties.
(a)    Except as set forth on Schedule 5.08(a), each of the Company and its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property and assets that are used in, and necessary for, the operation of the businesses as currently operated and that the Company purports to own, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet, provided that the aggregate value of the property disposed since the date of the Latest Balance Sheet does not exceed $200,000.
(b)    The real property described on Schedule 5.08(b) (the "Owned Real Property") constitutes all of the real property owned by the Company and its Subsidiaries. To the knowledge of the Company, except as set forth on Schedule 5.08(b), (i) the Company or a Subsidiary of the Company, as applicable, owns good and marketable indefeasible fee simple title to all the Owned Real Property, free and clear of all Liens, except for Permitted Liens; (ii) neither the Company nor a Subsidiary of the Company has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof; (iii) other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) neither the Company nor any Subsidiary of the Company is a party to any agreement or option to purchase any real property or interest therein.
(c)    The real property demised by the leases described on Schedule 5.08(c) (the "Leased Real Property") constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 5.08(c), the Leased Real Property leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor's rights laws. The Company has delivered or made available to Buyer copies of each of the leases described on Schedule 5.08(c), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.
(d)    Except as set forth on Schedule 5.08(d), to the knowledge of the Company, the Real Property is currently in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws (collectively, the “Real Property Laws”), and the current use or occupancy of the Real Property or operation of the business thereon does not violate, in any material respect, any Real Property Laws. Neither the Company nor any of its Subsidiaries have received any written notice of a pending or threatened investigation regarding a potential violation of any applicable law which could reasonably be expected to have a Material Adverse Effect.
(e)    Neither the Company nor any of its Subsidiaries have received written notice of, nor do they have any knowledge of, any default or breach by the Company, its Subsidiaries, or the Real Property under any covenants, conditions, restrictions, rights-of-way or easements affecting the Real Property or any portion thereof which could reasonably be expected to have a Material Adverse Effect, and no such default or breach now exists, nor, to the knowledge of the Company, has any event occurred which, with the giving of notice, the passage to time, or both, would constitute such a breach or default which could reasonably be expected to have a Material Adverse Effect.
(f)    Neither the whole nor any portion of the Real Property, including access thereto or any easement benefiting such property, is subject to temporary requisition of use or any condemnation proceeding by any Governmental Body or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor, to the Company's knowledge, is there now pending any condemnation, expropriation, requisition or similar proceeding against the Real Property or any portion thereof. Neither the Company nor any of its Subsidiaries have received any written notice that any such proceeding is contemplated.
(g)    To the Company's knowledge, none of the Real Property has been classified under any designation authorized by applicable law solely for the purpose of obtaining a special low ad valorem tax rate or to receive either an abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up ad valorem taxes in the future in order to recover the amounts previously abated or deferred. To the Company's knowledge, there are no minimum value, minimum tax or other written agreements with respect to the Real Property or any portion of it which would restrict Buyer's right to contest the value or taxes attributable to the Real Property.
5.09    Tax Matters. Except as set forth on Schedule 5.09:
(a)    The Company and its Subsidiaries have filed all federal and all other material Tax Returns that are required to be filed by them and have paid all Taxes due and owing (whether or not shown on any Tax Return). All Taxes which the Company or any of its Subsidiaries is required to withhold for Federal and State Taxes have been fully paid or properly accrued and all related forms with respect thereto have been properly completed and timely filed.
(b)    There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any taxing authority of which the Company or any of its Subsidiaries has received written notice. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency. No written claim has been made within the past six years by an authority in a jurisdiction that the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.
(c)    Neither the Company nor any of its Subsidiaries have engaged in or otherwise participated in any reportable transactions or "listed transactions" as defined in Code §6707.
(d)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)     ''closing agreement'' as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;
(iii)    intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);
(iv)    installment sale or open transaction disposition made on or prior to the Closing Date; or
(v)    prepaid amount received on or prior to the Closing Date.
(e)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
(f)    For all periods since its inception, the Company has been properly classified as a partnership for federal and applicable state income tax purposes. Neither the Company nor any of its Subsidiaries has elected to be treated as a corporation for United States federal income tax purposes.
5.10    Contracts and Commitments.
(a)    Except as set forth on Schedule 5.10(a), as of the date hereof, neither the Company nor any of its Subsidiaries is party to any:
(i)    collective bargaining agreement or other employee representational agreement, other than as described in Section 5.19 or Schedule 5.19;
(ii)    written bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 5.13 or the Disclosure Schedules relating thereto and other than with regard to (x) discretionary bonuses to non-executive employees which are not in excess of $50,000 annually in any individual case, (y) sales commissions or (z) Sales Bonus Payments;
(iii)    stock purchase, stock option or similar plan, other than as described in Schedule 5.04;
(iv)    contract for the employment or engagement of any officer, individual employee or other person (including any consultant or independent contractor) providing for fixed compensation in excess of $150,000 per annum or any bonus in excess of $50,000 per annum;
(v)    agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the Company's or any of its Subsidiaries' assets;
(vi)    guaranty of any obligation for borrowed money;
(vii)    lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000;
(viii)    lease or agreement under which it is lessee of, or holds or operates any real property owned by any other party;
(ix)    lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $175,000;
(x)    contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $250,000 (other than purchase orders entered into in the ordinary course of business);
(xi)    contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000 (other than purchase orders entered into in the ordinary course of business);
(xii)    management agreements for the management of any golf course or golf club;
(xiii)    except for transactions related to financing arrangements, management contracts, lease agreements, the acquisition or disposition of real property, golf course, and golf clubs, to the knowledge of the Company, contract that provide for the indemnification by the Company or its Subsidiaries of any Person outside the ordinary course of business or the assumption of any Tax or environmental liability of any Person;
(xiv)    contract that limits the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xv)    contract for capital expenditures or acquisition or construction of fixed assets for or in respect of any individual parcel of real property involving annual payments in excess of $250,000 or aggregate payments at any time in excess of $250,000, but excluding any contract which is expressly reflected or reserved for on the Latest Balance Sheet; or
(xvi)    contract relating to a joint venture, partnership or similar arrangement involving the sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any other Person.
(b)    Buyer has been given access to a true and correct copy of all written contracts which are referred to on Schedule 5.10(a), together with all amendments, waivers or other changes thereto. Joe Guerra does not have an employment agreement (which is not expired or terminated in connection with the Closing) and is not entitled to severance upon termination of his employment whether in connection with a change of control or otherwise.
(c)    As of the date hereof, (i) neither the Company nor any of its Subsidiaries is in material default under any contract required to be listed on Schedule 5.10(a) (each, a "Material Contract" and, collectively, the "Material Contracts"), and (ii) except as set forth on Schedule 5.10(c)(ii) to the Company's knowledge, the other party to each of the Material Contracts is not in material default thereunder. For the avoidance of doubt, Material Contracts do not include any Membership Document. No representations with respect to the Membership Documents are made herein except as set forth in Section 5.21.
5.11    Intellectual Property.
(a)    All of the material patents, internet domain names, registered trademarks, registered service marks, registered copyrights, applications for any of the foregoing owned by the Company or any of its Subsidiaries and used in the conduct of the Company's and its Subsidiaries' respective businesses (collectively, "Intellectual Property") are set forth on Schedule 5.11(a).
(b)    Except as set forth on Schedule 5.11(b): (i) the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property, (ii) to the Company's knowledge, neither the Company nor any of its Subsidiaries is currently infringing on the intellectual property rights of any other Person, and (iii) to the Company's knowledge, no Person is currently infringing on the Intellectual Property.
5.12    Litigation. Except as set forth on Schedule 5.12, as of the date hereof, there are no actions or proceedings pending or, to the Company's knowledge, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, or before or by any court or other Governmental Body, and neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order or decree of any court or other Governmental Body.

5.13    Employee Benefit Plans.
(a)    Except as listed on Schedule 5.13(a) or as may be otherwise required under the applicable law of any country or jurisdiction outside the United States, with respect to employees of the Company or any of its Subsidiaries, neither the Company nor any such Subsidiary maintains or contributes to any "pension plans" (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Pension Plans"), "welfare plans" (as defined under Section 3(1) of ERISA) (the "Welfare Plans") or any other material employee benefit plan, program or arrangement (the "Plans"). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service. The Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA. The Welfare Plans currently comply in form and operation in all material respects with the requirements of the Code, ERISA and the provisions in the Patient Protection and Affordable Care Act, as modified and as amplified by subsequent guidance, which apply to group health plans.
(b)    Except as set forth on Schedule 5.13(b), with respect to the Plans, all required contributions of the Company or any of its Subsidiaries due on or before the Closing Date have been made or properly accrued on or before the Closing Date. With respect to the Pension Plans, the Company has deposited all amounts withheld from employee pay into the trust for the respective Pension Plan in a timely manner for all pay periods completed on or before the Closing Date.
(c)    Except as set forth on Schedule 5.13(c), none of the Plans is subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company or any Subsidiary (other than as required under Code Section 4980B, or similar state law), nor is the Company or its Subsidiaries, a party to any agreement which requires it to provide for medical or life insurance benefits to retired or former employees of the Company or any of its Subsidiaries (other than as required under Code Section 4980B or other similar state law). Except as set forth on Schedule 5.13(c), the Company and each Subsidiary is not a participating or contributing employer in any "multiemployer plan" (as defined in Section 3(37) of ERISA) with respect to employees of the Company or its Subsidiaries nor has the Company or any Subsidiary incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.
5.14    Insurance. Schedule 5.14 lists each material insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect. To the Company's knowledge, neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policies. To the Company's knowledge, Schedule 5.14 sets forth a complete and accurate list of any pending insurance claims under the insurance policies relating to the Company or any of its Subsidiaries other than workers' compensation claims incurred in the ordinary course of business.
5.15    Compliance with Laws. Except as set forth on Schedule 5.15, to the Company's knowledge, the Company and each of its Subsidiaries is in compliance with all applicable laws and regulations of a Governmental Body in all material respects.
5.16    Environmental Compliance and Conditions. Except as set forth on Schedule 5.16 or as disclosed in the Environmental Diligence Reports:

(a)    The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
(b)    To the Company’s knowledge, the Company and its Subsidiaries hold and are in material compliance with all authorizations, licenses and permits required under applicable Environmental Laws to operate at the Real Property and to carry on their respective businesses as now conducted.
(c)    The Company and its Subsidiaries have not received any written notice from any Governmental Body regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, the subject of which notice is unresolved and if determined adversely to the Company and its Subsidiaries, would have a Material Adverse Effect.
(d)    To the knowledge of the Company, none of the Company nor any of its Subsidiaries stores any Hazardous Substance above ground or in an underground storage tank in any Real Property except for quantities necessary for the operation and maintenance of the Real Property.
(e)    To the knowledge of the Company, none of the Real Property has had any material emissions or discharges by any of the Company or its Subsidiaries of any Hazardous Substances, except as permitted under applicable Environmental Laws.
(f)    The representations and warranties in this Section 5.16 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters including matters arising under Environmental Laws or with respect to Hazardous Substances and any claim for breach of representation with respect thereto will be based on the representations made in this Section 5.16 and will not be based on the representations set forth in any other provision of this Agreement.
5.17    Permits. Except as set forth on Schedule 5.17, all material consents, authorizations, registrations, certificates, filings, franchises, licenses and permits issued by a Governmental Body and necessary for the lawful conduct of the Company's and its Subsidiaries' businesses as presently conducted (collectively, "Permits"), to the knowledge of the Company, are in full force and effect and there has occurred no default under any Permit by the Company or its Subsidiaries, except for defaults (or failures to be in full force and effect) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no governmental actions or proceedings pending or, to the Company's knowledge, threatened in writing against the Company or its Subsidiaries, which would revoke or limit any Permit.
5.18    Affiliated Transactions. Except as set forth on Schedule 5.18, to the Company's knowledge, no officer, director, controlling equityholder or Affiliate of the Company or any individual in such officer's, director's or equityholder's immediate family is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries (other than those related to such Person's employment or equity interest in the Company (e.g., with respect to the issuance of the Units or the LLC Agreement)) or has any material interest in any material property used by the Company or its Subsidiaries.

5.19    Employment and Labor Matters. Except as set forth on Schedule 5.19, (a) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material labor dispute, claim of unfair labor practices, or other collective bargaining dispute within the past three years, and (b) to the Company's knowledge, (i) there are no material disputes pending or threatened between the Company or any of its Subsidiaries and any of their employees, and (ii) there are no current union representation questions involving employees of the Company or any of its Subsidiaries.
5.20    Brokerage. Except as set forth on Schedule 5.20, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller, the Blocker or the Company.
5.21    Membership; Refund Obligations.
(a)    The Company has delivered or made available to Buyer (i) a list of all members of each owned golf course (i.e., not managed golf course) as of the date specified thereon, (ii) a list of each type of golf, social and other membership category (including honorary members) offered at each such owned course or club, and (iii) complete and correct copies of the membership agreements (the "Membership Agreements"), applications, bylaws, rules and regulations with respect to such memberships to which the Company is a party or about which the Company has knowledge (collectively, "Membership Documents").
(b)    Schedule 5.21(b) hereto sets forth, as of June 30, 2014, in each case on an aggregate basis by club, (i) monthly dues under all Membership Agreements, (ii) the amount of prepaid dues ("Prepaid Dues"), (iii) all refundable initiation fees or refundable deposits paid in connection with the Membership Agreements (collectively, the "Refundable Initiation Fees"), (iv) all initiation fees and deposits paid (whether refundable or not) from January 1, 2014, through June 30, 2014, and (v) those memberships issued on a promotional or non-fee basis or where regularly scheduled membership dues are not owing or are not paid in cash.
(c)    The representations and warranties in this Section 5.21 are the sole and exclusive representations and warranties in this Agreement concerning the Membership Documents and matters relating to the members and deposit refund obligations and any claim for breach of representation with respect thereto will be based on the representations made in this Section 5.21 and will not be based on the representations set forth in any other provision of this Agreement, including without limitation Section 5.10.
5.22    Depository and Other Accounts. Schedule 5.22 sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which the Company or any of its Subsidiaries maintains deposit accounts, lockbox accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts and the names of all Persons authorized to draw thereon or to have access thereto.
5.23    Anti-Terrorism Laws.
(a)    Neither the Company nor any of its Subsidiaries is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit,

Threaten to Commit, or Support Terrorism) (the "Executive Order") (collectively, the "Anti-Money Laundering and Anti-Terrorism Laws").
(b)    Neither the Company nor any of its Subsidiaries is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(c)    Neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge, any of their brokers or other agents, in any capacity in connection with the purchase of the Acquired Securities (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(d)    The Company understands and acknowledges that Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Buyer, for the purpose of: (i) carrying out due diligence as may be required by applicable law to establish the Company's and each of its Subsidiaries' identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Buyer.
5.24    Water Documents and Water Rights. The Company has delivered or made available to Buyer all documents, agreements and permits (and amendments or modifications thereto) evidencing the entitlement to a water supply for the continued operation and maintenance of the Real Property as is currently operated or relating to the water rights or water use associated with the Real Property (the "Water Documents") The Water Documents are in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect under any of the Water Documents. Except as set forth on Schedule 5.24, neither the Company nor any of its Subsidiaries have previously assigned or transferred any of the water rights, riparian rights, appropriative rights, water allocations and water stock associated with the Real Property (the "Water Rights").
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers, the Blocker and the Company as follows:
6.01    Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.
6.02    Authorization; Valid and Binding Agreement; No Breach.
(a)    The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer's part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Sellers, the Blocker and the Company, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b)    Buyer is not subject to or obligated, to the extent applicable, under its governing documents, any applicable law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement. Except as set forth on Schedule 6.02, Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
6.03    Litigation. As of the date hereof, there are no actions or proceedings pending or, to Buyer's knowledge, threatened against Buyer, at law or in equity, or before or by any court or other Governmental Body, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any court or other Governmental Body which, if determined adversely, would reasonably be likely to adversely affect, the transactions (and the timely consummation of the transactions) contemplated hereby.
6.04    Brokerage. Except as set forth on Schedule 6.04, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
6.05    Investment Representation. Buyer is acquiring the Acquired Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Acquired Securities. Buyer acknowledges that the Acquired Securities have not been registered under the Securities Act or any state or foreign securities laws and that the Acquired Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Acquired Securities are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933 and any applicable state or foreign securities laws.
6.06    Financing.
(a)    Buyer has delivered to the Sellers a draft of the Sixth Amendment, which to Buyer's knowledge is substantially in final form. The aggregate proceeds of the financing contemplated by the Sixth Amendment shall be sufficient to enable Buyer to consummate the transaction contemplated by this Agreement.

(b)    Buyer has fully paid any and all fees that have been incurred and are due and payable in connection with the Sixth Amendment prior to or in connection with the execution of this Agreement and Buyer will pay when due all other fees arising pursuant to the Sixth Amendment as and when they become due and payable thereunder.
6.07    Solvency. Upon consummation of the transaction contemplated hereby, assuming the representations and warranties made by the Company in Article IV hereof are true and correct in all material respects, Buyer, the Blocker, the Company and its Subsidiaries will not, taken as a whole, (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
6.08    Plant Closings and Mass Layoffs. Buyer does not currently plan or contemplate any plant closings, reduction in force, or terminations of employees of the Company or its Subsidiaries that would trigger obligations under the WARN Act.
6.09    Investigation. Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.
ARTICLE VII

CERTAIN PRE-CLOSING COVENANTS
7.01    Conduct of the Business.
(a)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, except as otherwise provided for or contemplated by this Agreement (including the Disclosure Schedules) or consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), the Blocker and the Company will use its commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the ordinary course of business; provided that, the foregoing notwithstanding, the Blocker, the Company and its Subsidiaries may use available cash to pay any Transaction Expenses or Indebtedness prior to the Closing, for distributions or dividends or for any other purpose, subject to maintaining an amount of cash necessary to satisfy outstanding checks and ordinary course obligations as they come due.
(b)    Except as set forth on Schedule 7.01, from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, except as otherwise provided for or contemplated by this Agreement or consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), the Blocker will not, the Company will not, and the Company will not permit any of its Subsidiaries to:
(i)    issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (1) additional equity interest or shares of capital stock of any class of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for any such interest or shares, or any rights, warrants or options to acquire any such interest or shares, or other convertible securities of the Company and its Subsidiaries or (2) any other securities in respect of, in lieu of, or in substitution for equity interests or shares of capital stock of the Company and its Subsidiaries outstanding on the date hereof;

(ii)    redeem, purchase or otherwise acquire any outstanding equity interest or shares of capital stock of the Company or any of its Subsidiaries (other than from employees in connection with termination of employment);
(iii)    incur any Indebtedness for borrowing money or issue or sell any debt securities or warrants or other rights to acquire debt security (other than ordinary course borrowings and other than in connection with performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);
(iv)    amend or terminate any Material Contract or any lease of any Leased Real Property (other than in the ordinary course of business);
(v)    make, change, or rescind any material election with respect to Taxes, change any material Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any agreement (including a "closing agreement" under Section 7121 of the Code) with respect to Taxes with any Governmental Body, surrender any material right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action);
(vi)    settle or compromise any proceeding or action that involves the imposition of equitable or similar relief which is reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, or payments in excess of $100,000 with respect to any individual proceeding or action;
(vii)    announce, implement or effect any reduction in force, lay off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of either of the Company or any of its Subsidiaries (other than in the ordinary course of business or implementation of existing plans) or enter into negotiations for the purpose of making any amendments to any collective bargaining agreement;
(viii)    enter into any transaction with an Affiliate except as expressly contemplated hereby or in furtherance of the transactions contemplated hereby;
(ix)    cancel or reduce or fail to maintain any insurance coverage; or
(x)    intentionally take any action which, if taken after the date of the Latest Balance Sheet (but irrespective that such action has occurred after the date hereof), would be required to be disclosed on Schedule 5.07 pursuant to Section 5.07.
7.02    Regulatory Filings. The Blocker, the Company and its Subsidiaries will make or cause to be made all filings and submissions under any material laws or regulations applicable to the Blocker, the Company and its Subsidiaries for the consummation of the transactions contemplated herein that are required as a condition to consummate the transactions contemplated hereby and, in each case, include in each such filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable laws or regulations. The Blocker, the Company and its Subsidiaries will coordinate and cooperate with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with the foregoing.
7.03    Conditions. The Blocker and the Company will use commercially reasonable efforts to cause the conditions set forth in Section 2.02 (other than in Section 2.02(f)) to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction (or waiver by the applicable party) of the conditions set forth in Article II (other than those to be satisfied at the Closing).

7.04    Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 9.01, none of the Sellers, the Blocker or the Company will knowingly take any action to encourage, initiate or engage in discussions or negotiations with, or enter into an agreement with, any Person (other than Buyer and its authorized representatives ("Buyer's Representatives")) concerning any purchase of the Acquired Securities, any merger, sale of all or substantially all of the assets of the Blocker, the Company and its Subsidiaries, or similar transactions involving the Blocker, the Company and its Subsidiaries (other than assets sold in the ordinary course of business) (an "Acquisition Proposal"). The Company shall promptly (and in any event within two days after receipt thereof by the Company) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
7.05    Notification. From the date hereof until the Closing Date, the Sellers, the Blocker and the Company shall disclose to Buyer in writing (in the form of updated Disclosure Schedules (the "Schedule Updates")) any fact or event that would cause the condition set forth in Section 2.02(a) to not be satisfied, and of any other fact or event that constitutes a breach of the covenants or agreements in this Agreement made by the Sellers, the Blocker or the Company, as the case may be. Such Schedule Updates will amend and supplement the appropriate Disclosure Schedules delivered on the date hereof; provided that, (i) with respect to those Schedule Updates that address or disclose any matters, events or circumstances which occur or arise between the date hereof and the Closing Date and are not otherwise prohibited by Section 7.01(a), such Schedule Updates will be deemed included for the purposes of determining whether the conditions to closing set forth in Section 2.02(a) are satisfied, Buyer's ability to terminate this Agreement pursuant to Section 9.01(b), and determining whether Buyer is entitled to indemnification pursuant to Section 10.02, and (ii) with respect to those Schedule Updates that address or disclose any matters, events or circumstances which have occurred or arisen prior to the date hereof or are otherwise prohibited by Section 7.01, such Schedule Updates will be disregarded for purposes of determining whether the conditions to closing set forth in Section 2.02(a) are satisfied, Buyer's ability to terminate this Agreement pursuant to Section 9.01(b), and whether Buyer is entitled to indemnification pursuant to Section 10.02.
7.06    Access. From the date hereof until the Closing, upon reasonable notice, the Company shall, subject to Section 8.06, (a) afford Buyer and its authorized representatives reasonable access during normal business hours to and the right to inspect and investigate all of the books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and Buyer's representatives with such financial, operating and other data and information related to the Company as Buyer or any of its representatives may reasonably request to the extent such information is readily available and in the Company's possession; and (c) instruct the representatives of the Sellers and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that (i) the activities of the Buyer and its representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries and (ii) in no event shall the Company be required to furnish the Buyer or its representatives with any documents or information that (x) the Company or its Subsidiaries is required by legal requirements or governmental order to keep confidential or (y) that would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret. Notwithstanding the foregoing, neither Buyer nor its Affiliates or its or their representatives shall contact any employees, customers, suppliers, members or other business relations of the Company or its Subsidiaries except to the extent permitted by Section 8.06 below. Except as otherwise provided in Articles III, IV and V, the Company, the Blocker and the Sellers do not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.06. Notwithstanding anything herein to the contrary, any assistance or access related to or in connection with the Financing (including the delivery of information (financial or otherwise in connection therewith) shall be governed exclusively by Section 8.08 below.
7.07    Cooperation. Prior to the Closing, Buyer and the Company will each cooperate with each other in good faith to facilitate the consummation of the transactions and necessary transition of the business; provided, however the Company will be deemed in compliance with this Section 7.07 and Buyer may not allege that the Company is or has not been in compliance with this Section 7.07, unless the Buyer provides prompt written notice of the alleged failure to comply specifying in reasonable detail the specific steps to cure in a commercially reasonable and practical manner, which failure has not been cured within ten (10) Business Days from receipt of such written notice.
ARTICLE VIII

COVENANTS
8.01    Access to Books and Records. From and after the Closing, Buyer will cause the Blocker, the Company and its Subsidiaries to provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Blocker, the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date in connection with any business purpose related to the transaction contemplated hereby or with ownership of the business prior to Closing.
8.02    Notification. From the date hereof until the Closing Date, Buyer shall disclose to the Representative, the Blocker and the Company in writing (in the form of updated Disclosure Schedules) any fact or event that would cause the condition set forth in Section 2.03(a) to not be satisfied and of any other fact or event that constitutes a breach of the covenants or agreements in this Agreement made by Buyer; provided that such disclosures will not be deemed to amend and supplement the appropriate Disclosure Schedules for purposes of the conditions to closing set forth in Section 2.03(a) above or the Representative's ability to terminate this Agreement pursuant to Section 9.01(c) below. Upon the Closing, the delivery of any such updated Disclosure Schedules will be deemed to have cured any misrepresentation or breach of representation, warranty, covenant or agreement that otherwise might have existed hereunder by reason of such inaccuracy or breach, and the Sellers will not have any claim (whether for indemnification or otherwise) against Buyer for any such breach or inaccuracy. Buyer will promptly notify the Representative, the Blocker and the Company if Buyer obtains knowledge that any of the representations and warranties of the Sellers, the Blocker or the Company in this Agreement and the Disclosure Schedules hereto are not true and correct in all material respects, or if Buyer obtains knowledge of any breaches of any covenants or agreements in this Agreement or material errors in, or omissions from, the Disclosure Schedules to this Agreement.
8.03    Director and Officer Liability and Indemnification.
(a)    For a period of six years after the Closing, Buyer will not, and will not permit the Blocker, the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Blocker's, the Company's or any of its Subsidiaries' certificate of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any current and former officers, directors and/or direct or indirect equityholders (each, an "D&O Indemnified Person") (unless required by law) in a manner that is detrimental to such D&O Indemnified Persons, it being the intent of the parties that the officers and directors of the Blocker, the Company and its Subsidiaries will continue to be entitled to such exculpation, indemnification and advancement of expenses to the extent provided by such governing documents immediately prior to the Closing.

(b)    In addition to the other rights provided for in this Section 8.03 and not in limitation thereof, from and after the Closing, Buyer will, and will cause the Blocker, the Company and its Subsidiaries (each, a "D&O Indemnifying Party") to, to the extent provided by the governing documents of Blocker immediately prior to the Closing, the Company and its Subsidiaries, (i) indemnify and hold harmless (and release from any liability to Buyer or the Blocker, the Company or any of its Subsidiaries), the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, "D&O Costs") in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of the Blocker, the Company or any of its Subsidiaries arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a "D&O Indemnifiable Claim"), and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor. Any D&O Indemnifiable Claims will continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 8.03(b), "D&O Expenses" will include attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, but will exclude Losses, claims, damages, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).
(c)    At the Closing, Sellers will, or will cause the Blocker, the Company and its Subsidiaries to, at Sellers' expense, obtain, maintain and fully pay for irrevocable "tail" insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Blocker's, the Company's and its Subsidiaries' current insurance carrier with respect to directors' liability insurance in an amount and scope at least as favorable as the Blocker's, the Company's and its Subsidiaries' existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer will not, or will cause the Blocker, the Company and its Subsidiaries to not, cancel or change such insurance policies in any respect.
(d)    Buyer hereby acknowledges (on behalf of itself and its respective Subsidiaries) that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by current equityholders, members, or other Affiliates of the Sellers or their respective equityholders ("Indemnitee Affiliates") separate from the indemnification obligations of Buyer hereunder. The parties hereto hereby agree (i) that Buyer, the Blocker and the Company are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Persons are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the D&O Indemnified Persons are secondary), and (ii) that Buyer, the Blocker and the Company will be required to advance the full amount of expenses incurred by the D&O Indemnified Persons and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted, without regard to any rights the D&O Indemnified Persons may have against any Indemnitee Affiliate.
(e)    In the event that all or substantially all of the assets of the Blocker, the Company or any of its Subsidiaries are sold, whether in one transaction or a series of transactions, then Buyer, the Blocker, the Company and its Subsidiaries will, in each such case, use commercially reasonable best efforts to cause the successors and assigns of the Blocker, the Company and its Subsidiaries, as applicable, to assume the obligations set forth in this Section 8.03. The provisions of this Section 8.03(e) will apply to all of the successors and assigns of the Blocker, the Company and its Subsidiaries.
8.04    Regulatory Filings.
(a)    Buyer and the Company will make or cause to be made all filings and submissions under any laws or regulations necessary for the consummation of the transactions contemplated herein and, in each case, include in each such filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable laws or regulations. Subject to applicable laws relating to the exchange of information, the Company will have the right to review in advance, and to the extent practicable will consult with Buyer on, all the information that appears in any filings required to be filed by Buyer. In exercising the foregoing right, the Company will act reasonably and as promptly as practicable. All fees associated with all filings and submissions referred to in this Section 8.04(a), if any, shall be shared equally between Buyer, on the one hand, and the Sellers, on the other hand.
(b)    Buyer and the Company will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. Buyer agrees to use reasonable best efforts to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby. For purposes of this Section 8.04(b), the "reasonable best efforts" of Buyer will include but not be limited to (i) opposing any motion or action for a temporary, preliminary or permanent injunction or order against or preventing or delaying the consummation of the transactions contemplated hereby, (ii) proposing, negotiating, committing to, entering into and effecting a consent decree, consent agreement or other agreement or arrangement containing Buyer's agreement to hold separate, license, sell and/or divest (pursuant to such terms as may be required by any Governmental Body) such assets or businesses of Buyer and its Affiliates and/or the Blocker and the Company after the Closing (including proposing, negotiating, committing to, entering into and effecting customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), and (iii) agreeing to such limitations on conduct or actions of Buyer and its Affiliates and/or the Blocker and the Company after the Closing as may be required in order to obtain satisfaction of the closing conditions set forth in Section 2.01.
(c)    Except as specifically required by this Agreement, Buyer will not take any action, or refrain from taking any action, the effect of which would be reasonably likely to delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated hereby.
(d)    Buyer and the Company will keep each other apprised of the status of all filings and submissions referred to in Section 8.04(a) above, including promptly furnishing to each other copies of notices or other communications received in connection therewith. Neither party will permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the other in advance and, to the extent permitted by such Governmental Body, gives the other the opportunity to attend and participate thereat.
8.05    Conditions. Buyer will use commercially reasonable efforts to cause the conditions set forth in Section 2.03 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction (or waiver by the applicable party) of the conditions set forth in Article II (other than those to be satisfied at the Closing).
8.06    Contact with Customers, Suppliers and Other Business Relations. Prior to the Closing, Buyer will not (and will cause its affiliates and its and their representatives to not) contact or communicate with the employees, customers, suppliers, members, and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby (or otherwise in respect of the Company or any of its Subsidiaries) without prior consultation with and written approval of the Company (which approval may not be unreasonably withheld, conditioned or delayed).
8.07    Deposit Refund Obligations. Buyer acknowledges and agrees that the applicable Subsidiary (and not the Sellers) shall be solely responsible for all transfer fees and/or refund obligations relating to any of the Refundable Initiation Fees, including all thirty (30) year deposit refund obligations relating thereto, it being understood and agreed that such amounts shall not be prorated.
8.08    Financing. Buyer shall use its commercially reasonable efforts to cause the financing contemplated by the Sixth Amendment, subject to the terms and conditions set forth therein, to be available at Closing. Prior to the Closing, upon reasonable request of Buyer, the Company shall provide good faith cooperation to Buyer in connection with the arrangement of the financing contemplated by the Sixth Amendment; provided, however, that such good faith cooperation shall in no event require the Company (or its Subsidiaries, the Blocker, the Sellers or any of their respective representatives) to: (i) furnish the Buyer (or any other Person) with any documents or information that (x) is not readily available and in the Company's possession, (y) the Company or its Subsidiaries is required by legal requirements or governmental order to keep confidential, or (z) that would be reasonably expected to jeopardize the status of such document or information as privileged, work product or as a trade secret, (ii) execute any documentation, provide any opinions (solvency or otherwise) or accountant comfort letters, prepare any financial statements (including any Regulation S-X compliant financial statements), (iii) take any actions which may disrupt the business or which are otherwise not commercially reasonable or (iv) incur any liability in connection with, related to or arising from the financing; provided, however, that nothing set forth in this Section 8.08 shall limit the liability of the Sellers to Buyer following the Closing with respect to any breach of the representations and warranties set forth in Articles III, IV and V hereof. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred in connection with the cooperation contemplated by this Section 8.08. Notwithstanding anything to the contrary, none of the Company, its Subsidiaries, the Blocker nor any Seller will be required to pay any commitment or other similar fee or incur any liability in connection with the financing (other than the Company following the Closing Date for which the Buyer will be responsible). The Company will be deemed in compliance with this Section 8.08, and the Buyer may not allege that the Company is or has not been in compliance with this Section 8.08, unless Buyer provides prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure to comply in a commercially reasonable and practicable manner consistent with this Section 8.08, which failure has not been cured within ten (10) Business Days from receipt of such written notice (in which case, at the Company's or Buyer’s election, the Outside Date may also be extended by ten (10) Business Days (for the avoidance such extension may only occur once)).
8.09    Remediation.
(a)    Promptly following the execution of this Agreement, the Company (after the Closing, as directed by the Representative but subject to the Company’s consent, which shall not be unreasonably withheld, conditioned or delayed), solely utilizing funds from the Remediation Escrow Account, shall engage EFI or another environmental consultant mutually agreed to by Buyer and the Representative to investigate the specified areas at the specified Real Property as described on Schedule 8.09 (solely with respect to such specified areas which are each separately listed on Schedule 8.09 by numbers 1 through 9, a "Remediation Site" and collectively, the "Remediation Sites"). For those areas where the results of the investigation do not indicate the presence of contamination above applicable regulatory cleanup standards the Company, the Blocker, the Sellers and the Representative shall have no additional obligation with respect to such Remediation Site and a Clearance Certificate shall have been deemed obtained with respect to such Remediation Site as required pursuant to this Section 8.09. For those areas where the results of the investigation indicate the presence of contamination above applicable regulatory standards the Company (after the Closing, as directed by the Representative but subject to the Company’s consent, which shall not be unreasonably withheld, conditioned or delayed) shall use commercially reasonable efforts to commence promptly and conduct the required remediation of the area in order to comply with applicable regulatory cleanup standards.
(b)    The Representative or the Company, as the case may be, shall provide copies of all related remediation work and plans and environmental reports to Buyer and the Representative as such remediation is being conducted. In addition, such remediation shall be conducted in accordance with the following provisions:
(i)    The Company shall not be required (regardless of the direction by the Representative) to conduct any remediation at unreasonable times or in a manner to cause a material disruption of the Company's business operations on the Real Property;
(ii)    The Company shall not be required (regardless of the direction by the Representative) to conduct any remediation (A) that violates any applicable Environmental Laws; (B) without obtaining all permits, licenses, or other authorizations necessary to conduct the remediation, (C) that does not substantially comply with reasonable staging, storage, handling, access and other logistical parameters; or (D) that requires actions that pose an unreasonable threat to the safety or health of persons or the environment, or cause unreasonable damage to the Real Property or other Real Property of the Company or other persons;
(iii)    At the conclusion of the remediation, the Representative shall direct the Company to (i) remove all equipment associated with the remediation and restore the Real Property to substantially its condition prior to any remediation, including replacing, refilling and regrading any holes or borings made in, or excavations of, any portion of the Real Property used for such remediation, and replacing or repairing any asphalt, concrete, or other surface cover (including repainting any surface markings) damaged during the remediation; and (ii) promptly close in accordance with all applicable Environmental Laws all borings and wells constructed as part of the remediation, unless otherwise agreed to by the parties; and
(iv)    The Buyer and the Representative shall be permitted to have representatives present during all remediation undertaken following the Closing hereunder and be provided with, upon request and to the extent practicable, split samples of any samples collected by the Representative.
(c)    Remediation shall be deemed complete upon a written indication from the appropriate governmental authority that no further remedial action is required in order to comply with applicable regulatory cleanup standards, or if no written notification of the contamination to a governmental authority is required by law (including contamination excluded from notification because it is cleaned up within 30 days of discovery, to the extent applicable), then upon a written report from the environmental consultant conducting such remediation that no further remedial action is required in order to comply with applicable regulatory cleanup standards (any such written indication or report a "Clearance Certificate"). In no event shall remediation include placing any restrictive covenant on the use of the Remediation Site. Upon receipt (or deemed receipt) of a Clearance Certificate, the Company, the Blocker, the Sellers and the Representative shall have no further obligation with respect to such Remediation Site.  If any such remediation extends beyond the Closing Date, Buyer shall provide the Representative reasonable access to the relevant Remediation Site in order to permit the conduct and completion of such remediation. If Buyer, the Company or any of their respective Affiliates fails to provide such access to the Representative, or materially delays the Representative from accessing any Remediation Sites then the Representative, the Blocker, and the Sellers shall have been deemed to have fulfilled all obligations with respect to such Remediation Site and such site shall be deemed to have received a Clearance Certificate; provided, however, the Representative may not allege that Buyer, the Company or any of their respective Affiliates have breached their obligation to provide reasonable access or caused a material delay unless the Representative provides prompt written notice of the alleged failure to provide reasonable access or cause a material delay specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practicable manner consistent with this Section 8.09, which failure has not been cured within ten (10) Business Days from receipt of such written notice.  The costs of any investigation or remediation and site restoration conducted pursuant to this Section 8.09 after the Closing Date (other than the analysis of split samples) shall be paid solely by and out of, and shall be limited to amounts in the Remediation Escrow and the Sellers and the Representative shall have no obligation with respect to the Remediation Sites, including any investigation or remediation, beyond the Remediation Escrow Amount which, notwithstanding anything in this Agreement to the contrary, is the sole and exclusive remedy with respect to any matters arising out of or relating to the Remediation Sites. In the event the Company or the Representative obtain or are deemed to have obtained a Clearance Certificate with respect to all of the Remediation Sites, Buyer and the Representative will issue joint instructions to the Escrow Agent to release all remaining amounts in the Remediation Escrow Account to the Representative. In the event the Company or Representative do not obtain a Clearance Certificate for each of the Remediation Sites prior to the date that is six months after the Closing Date (which may be extended, at the sole option of the Representative, to the date which is fifteen months after the Closing Date), then the Representative and Buyer shall engage the environmental consultant conducting such remediation to provide its good faith estimate of the remaining costs to obtain any outstanding Clearance Certificates, which if a range is given such estimate shall be deemed to be the highpoint of the range (such remaining amount the "Estimated Remaining Remediation Cost"), and to the extent that the actual remaining remediation costs are less than the Estimated Remaining Remediation

Cost, the Company shall promptly refund the difference to the Representative. Promptly following such determination of the Estimated Remaining Remediation Cost, the Representative and Buyer will issue joint instructions to the Escrow Agent to (x) release an amount equal to the Estimated Remaining Remediation Cost (for the avoidance of doubt such amount shall not to exceed the remaining Remediation Escrow Amount) to the Buyer and (y) the amount, if any, remaining in the Remediation Escrow Account to the Representative.
(d)    For purposes of clarity, the parties acknowledge and agree that the provisions set forth in this Section 8.09 represent the sole and exclusive provisions relating to the Sellers' and Representative's obligations relating to or arising out of the Remediation Sites and notwithstanding anything to the contrary contained herein, in no event shall any Seller, Blocker or the Representative have any indemnity or other obligations related to or arising from any Remediation Site other than for amounts contained in the Remediation Escrow Account and the use of such amounts set forth therein or the release of such amounts pursuant to the last sentence in Section 8.09(a). Without limiting the generality of the foregoing, once all amounts in the Remediation Escrow Account, whether released to Buyer or the Representative, any and all claims with related to or arising from any of the Remediation Sites and any liability with respect thereof will terminate and expire once the Remediation Escrow Amount is zero.
ARTICLE IX
TERMINATION
9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(g)    by the mutual written consent of Buyer and the Representative;
(h)    by Buyer, if there has been a material breach by the Blocker, the Company or the Sellers of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition (other than Section 2.02(f)) to the obligations of Buyer at the Closing and such breach has not been waived by Buyer or, in the case of a covenant or agreement breach, cured (to the extent curable) by the Blocker, the Company or the Sellers within 10 days after written notice thereof from Buyer; provided, however, Buyer may not terminate this Agreement pursuant to this Section 9.01(b) if it is in material breach of any covenant or agreement contained in this Agreement;
(i)    by the Representative, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Blocker, the Company and the Sellers at the Closing and such breach has not been waived by the Representative or, in the case of a covenant or agreement breach, cured by Buyer within 10 days after written notice thereof by the Representative (provided that the failure to deliver the full consideration payable pursuant to Article I under this Agreement at the Closing as required hereunder will not be subject to cure hereunder unless otherwise agreed to in writing by the Representative); provided, however, the Representative may not terminate this Agreement pursuant to this Section 9.01(c) if any of the Blocker, the Company or the Sellers is in material breach of any covenant or agreement contained in this Agreement; or
(j)    by either Buyer or the Representative if the transactions contemplated hereby have not been consummated by 5:00 p.m., New York City time on October 17, 2014 (the "Outside Date"); provided that neither Buyer nor the Representative will be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Person's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

9.02    Effect of Termination. Except as set forth in Section 9.03, in the event of the termination of this Agreement by either Buyer or the Representative as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 9.02, Section 9.03 and Article XII which will survive the termination of this Agreement in accordance with their terms); provided, however, that the Confidentiality Agreement, dated March 14, 2014, between the Company and ClubCorp USA, Inc. (the "Confidentiality Agreement") will survive the termination of this Agreement in accordance with the terms therein, and there will be no other liability on the part of any of the parties to one another. Nothing in this Article IX will be deemed to impair the right of any party to compel specific performance pursuant to Section 12.19 by the other party of their obligations under this Agreement; provided, however, in the event that a party terminates this Agreement pursuant to Section 9.01, specific performance pursuant to Section 12.19 will not be an available remedy to any party.
9.03    Disbursement of Deposit.
(a)    In the event of a termination by Buyer pursuant to Sections 9.01(a) or 9.01(b), the parties shall cause the Escrow Agent to immediately return the Deposit to Buyer and, if the Representative does not issue such instruction to the Escrow Agent within five (5) Business Day after such termination, Sellers shall pay all of Buyer's Enforcement Costs for the disbursement of the Deposit. Further, in the event of a termination by Buyer pursuant to Section 9.01(b), the Company shall reimburse Buyer in an amount up to $250,000 for the actual out-of-pocket costs and fees incurred by Buyer in connection with the preparation and negotiation of this Agreement and the due diligence undertaken by Buyer and the transactions contemplated hereby (including, without limitation, costs of outside legal counsel and third party consultants). For the avoidance of doubt, this shall not include the Buyer Diligence Expenses, which are the Company's responsibility. Upon such disbursement and payment, the Sellers, Blocker, the Representative and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.
(b)    In the event the Representative terminates this Agreement pursuant to Section 9.01(c), the parties shall cause the Escrow Agent to immediately disburse the Deposit to the Sellers; provided, however, if Buyer does not issue such instruction to the Escrow Agent within five (5) Business Day after such termination, Buyer shall pay all of Sellers', the Representative's and the Company's Enforcement Costs for the disbursement of the Deposit, and upon such disbursement and, if applicable, payment of Enforcement Costs, the Sellers, Blocker, the Representative and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.
(c)    In the event that either party terminates pursuant to Section 9.01(d) due to (i) the failure of the condition set forth in Section 2.01(a) or (ii) a failure of any of the conditions set forth in Section 2.02 (other than Section 2.02(f) to be satisfied) (provided, however, for purposes of this Section 9.03(c), such conditions shall be deemed satisfied if on or prior to the Outside Date, the Company provides written notice certifying to Buyer that such parties can comply with each of the conditions set forth in Section 2.02 (other than Section 2.02(f)) and that the Sellers, Blocker and the Company are ready and prepared to close the transactions contemplated by this Agreement), the parties shall cause the Escrow Agent to immediately return the Deposit to Buyer and, if the Representative does not issue such instruction to the Escrow Agent within five (5) Business Day after such termination, Sellers shall pay all of Buyer's Enforcement Costs for the disbursement of the Deposit. Upon such disbursement and payment, the Sellers, Blocker, the Representative and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.

(d)    In the event that either party terminates pursuant to Section 9.01(d) for any reason other than as specified in Section 9.03(c), the parties shall cause the Escrow Agent to immediately disburse the Deposit to the Sellers; provided, however, if Buyer does not issue such instruction to the Escrow Agent within five (5) Business Day after such termination, Buyer shall pay all of Sellers', the Representative's and the Company's Enforcement Costs for the disbursement of the Deposit, and upon such disbursement and, if applicable, payment of Enforcement Costs, the Sellers, Blocker, the Representative and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.
(e)    THE BUYER AND SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE SELLERS AS A RESULT OF ANY EVENT GIVING RISE TO THE DISBURSEMENT OF THE DEPOSIT TO THE SELLERS PURSUANT TO 9.03(B) OR 9.03(D), AND AGREE THAT THE DEPOSIT IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT BUYER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE PURCHASE OF THE ACQUIRED SECURITIES, THE DEPOSIT PLUS ANY ENFORCEMENT COSTS SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE SELLERS, AND SHALL BE PAID BY THE ESCROW AGENT TO THE SELLERS AS THE SELLERS’ FULL, SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLERS FOR ANY FAILURE OF THE TRANSACTIONS CONTEMPLATED HEREBY TO BE CONSUMMATED IN THOSE CIRCUMSTANCES IN LIEU OF ANY OTHER RIGHT OR REMEDY AT LAW OR IN EQUITY TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED. THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE SELLERS.
ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS
10.01    Survival. The representations and warranties contained in Article III, Article IV, Article V and Article VI will survive the Closing and will terminate and be of no further force and effect on the date that is 15 months after the Closing Date, provided, however, that the Fundamental Representations shall survive the Closing and expire on the date that is three years after the Closing Date; provided further, however, (i) the covenants and agreements contained in Article VII and Article VIII will terminate on the Closing Date (and no claim for indemnification may be made therefor) unless a specific covenant or agreement contained in Article VII and Article VIII requires performance after the Closing Date, in which case such covenant or agreement will survive for a period of 30 days following the date on which the performance of such covenant or agreement is required to be completed and (ii) the covenants and agreements set forth in Article X, Article XI and Article XII will survive in accordance with the terms thereof. No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of such applicable survival period. Any indemnity claim pursuant to Section 10.02(a)(iii) must be made within 15 months after the Closing Date other than with respect to clause (i) of the definition of "Specified Indemnifiable Liabilities", which must be made no later than the end of the statute of limitations applicable thereto.
10.02    Indemnification for the Benefit of the Buyer Indemnitees.
(a)    From and after the Closing (but subject to the terms and conditions of this Article X), Buyer, the Blocker, the Company and their respective Subsidiaries, Affiliates, officers, directors,

employees and agents (the "Buyer Indemnitees") will be indemnified by the Sellers (on a separate, and not joint and several, basis based on their respective Indemnity Pro Rata Share, except with respect to the Parthenon Sellers, which shall be on a joint and several basis as among the Parthenon Sellers), in respect of any actual out-of-pocket loss (hereinafter individually a "Loss" and collectively "Losses") suffered or incurred by any such Buyer Indemnitee with respect to a period prior to the Closing to the extent such Loss results from (i) any inaccuracy in or breach of any representation or warranty of the Sellers, the Blocker or the Company contained in Article III, Article IV and Article V of this Agreement, (ii) any breach of any covenant or agreement of a Seller contained in this Agreement (for the avoidance of doubt, excluding this Article X) requiring performance by such Seller after the Closing, and (iii) any Specified Indemnifiable Liabilities.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to recover a Loss under Section 10.02(a):
(i)    no Buyer Indemnitee will be entitled to any indemnification for a Loss under Section 10.02(a)(i) (other than for a breach of a Fundamental Representation) if, with respect to any individual item of Loss, such item is less than $50,000 ("Minor Claim"); and
(ii)    no Buyer Indemnitee will be entitled to any indemnification under Section 10.02(a)(i) (other than for a breach of a Fundamental Representation) unless the aggregate of all Losses under Section 10.02(a)(i) (other than for a breach of a Fundamental Representation) would exceed, on a cumulative basis, an amount equal to $2,600,000 (the "Deductible"), and then only to the extent such Losses exceed the Deductible.
(iii)    the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 10.02(a)(i) (other than for a breach of a Fundamental Representation) and Section 10.02(a)(iii) shall not exceed, in the aggregate, $10,400,000 (the "General Cap").
(iv)    the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 10.02(a) shall not exceed, in the aggregate, $26,000,000 (the "Aggregate Cap").
For the avoidance of doubt, any payments made to Buyer Indemnitees from the Indemnity Escrow Funds shall count towards (and effectively reduce) the General Cap and the Aggregate Cap.
(c)    For purposes of indemnification in this Article X, any inaccuracy in or breach of any representation or warranty in this Agreement (other than in the first sentence of Section 5.07) shall be determined, and the calculation of any Losses incurred in connection with such inaccuracy or breach shall be made, without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(d)    From and after the Closing (but subject to the terms, conditions and limitations contained in this Article X), any indemnification or other claims of the Buyer Indemnities will be asserted solely and exclusively against the Indemnity Escrow Funds from time to time remaining in the Indemnity Escrow Account pursuant to the terms of the Indemnification, Remediation and Adjustment Escrow Agreement, and the Indemnity Escrow Funds remaining from time to time in the Indemnity Escrow Account will be the Buyer Indemnities' sole and exclusive source of recovery for any amounts owing to the Buyer Indemnities hereunder; provided, however, that solely in the event of a claim for indemnification (A) pursuant to Section 10.02(a)(i) in respect of a breach of a

Fundamental Representation or (B) pursuant to Section 10.02(a)(ii) or (C) pursuant to Section 10.02(a)(iii) in respect of clause (i) of the definition of "Specified Indemnifiable Liabilities" (such specific claims referred to in clause (A), (B) and (C), the "Fundamental and Covenant Breach Claims"), the Buyer may, in its discretion in lieu of asserting such Fundamental and Covenant Breach Claim against the Indemnity Escrow Funds, seek indemnification (subject to the terms, conditions and limitations contained in this Article X, including, without limitation, in Section 10.02(b)(iv)) from the Sellers directly on a several, and not joint and several, basis based on their respective Indemnity Pro Rata Share of the underlying Loss with respect to such Fundamental and Covenant Breach Claim (except with respect to the Parthenon Sellers which shall be on a joint and several basis as among the Parthenon Sellers) and such indemnity payments will be effected by wire transfer of immediately available funds to the account or accounts designated by Buyer in writing. For the avoidance of doubt, and without limiting the generality of the foregoing, except as expressly provided by the proviso to the proceeding sentence with respect to Fundamental and Covenant Breach Claims, no claim by the Buyer Indemnities will be asserted against, and the Buyer Indemnities will not be entitled to indemnification from, any Seller or any of its Affiliates.
(e)    Notwithstanding any other provision of this Agreement to the contrary, the Sellers will have no obligation to indemnify any of the Buyer Indemnities from and against any Taxes (or any other Losses directly related to Taxes) of any Person (i) for any Post-Closing Tax Period (including, for the avoidance of doubt, any increase in Taxes for any Post-Closing Tax Period that may result from any taxing authority adjustment related to a Pre-Closing Tax Period that reduces the amount of net operating loss carryforwards or net capital loss carryforwards available in any Post-Closing Tax Period), or (ii) that are attributable to (A) any transaction occurring on the Closing Date after the Closing, (B) any taxable income or gain recognized by the Blocker, the Company or any of its Subsidiaries that is attributable to the transactions contemplated by this Agreement (including the manner in which Buyer finances such transactions), or (C) any breach of Section 10.09(b).
(f)    All payments under this Section 10.02 will be treated by the parties as an adjustment to the proceeds received by the Sellers pursuant to Article I. The parties agree that the Escrow Accounts will be treated as a contingent installment obligation for United States federal and all applicable United States state and local income Tax purposes, and that Buyer will be obligated to report all income, if any, that is earned on, or derived from, the Escrow Accounts as income of Buyer in the taxable year or years in which such income is properly includible, and will be obligated to pay any Taxes attributable thereto. Each of the parties will file all Tax Returns in a manner consistent with the foregoing.
10.03    Indemnification for the Benefit of the Seller Indemnitees. From and after the Closing (but subject to the provisions of this Article X), Buyer will indemnify the Sellers and their respective Affiliates, officers, directors, employees and agents (the "Seller Indemnitees") against and hold them harmless from any Losses suffered or incurred by the Seller Indemnitees to the extent such Loss results from (a) any inaccuracy in or breach of any representation or warranty of Buyer set forth in Article VI of this Agreement, (b) any breach of any covenant or agreement of Buyer, or by Buyer as successor to the Blocker or the Company contained in this Agreement requiring performance by Buyer, the Blocker or the Company after the Closing, and (c) actions taken by Buyer, or by Buyer as successor to the Blocker, the Company or any of their respective Subsidiaries after the Closing Date or relating to the post-Closing operations of the Blocker, the Company and its Subsidiaries. All payments under this Section 10.03 will be treated by the parties as an adjustment to the proceeds received by the Sellers pursuant to Article I. Any indemnification of the Sellers pursuant to this Section 10.03 will be effected by wire transfer of immediately available funds to the account or accounts and in the amounts designated by the Representative in writing.
10.04    Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation, warranty, covenant or agreement will terminate on the applicable survival termination date (as set forth in Section 10.01), unless, with respect to a representation, warranty, covenant or agreement that terminates following the Closing Date, an Indemnified Party has incurred a Loss prior to such applicable survival termination date and made a proper claim for indemnification pursuant to Section 10.02 or Section 10.03, subject to the terms and conditions of this Article X (including application of Alternative Arrangements as required by Section 10.07(a)), prior to such termination date, as applicable, including by delivering a written notice (stating in reasonable detail the amount of the Losses and details of and the method of computation thereof, the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. If an Indemnified Party has made a proper claim for indemnification pursuant to this Article X prior to such termination date, then such claim for such Loss incurred (after giving effect to any reductions for Alternative Arrangements pursuant to Section 10.07(a)), and only such claim for such modified Loss incurred, if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 10.01. For the avoidance of doubt, all claims by any Buyer Indemnitee will immediately terminate (other than for any Fundamental and Covenant Breach Claim) and expire as soon as the Indemnity Escrow Funds are equal to zero dollars.
10.05    Procedures Relating to Indemnification.
(a)    In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a "Third-Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") and the Representative (if the Indemnifying Party is a Seller) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been prejudiced as a result of such failure. Thereafter, the Indemnified Party will promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
(b)    The Indemnifying Party shall have 30 days from the date on which the Indemnifying Party received the notice delivered pursuant to Section 10.05(a) to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of the Third-Party Claim and any litigation resulting therefrom with counsel of its choice. If the Indemnifying Party assumes the defense of such claim in accordance herewith: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third-Party Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof; (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party; and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party unless the judgment or settlement provides solely for the payment of money, the Indemnifying Party makes such payment (subject to the applicable limitations contained herein) and the Indemnified Party receives an unconditional release of the applicable Indemnified Party.

The Indemnifying Party and Indemnified Party shall act in good faith in responding to, defending against, settling or otherwise dealing with Third-Party Claims, and reasonably cooperate in any such defense and give each other reasonable access to all information relevant thereto.
(c)    If the Indemnifying Party does not assume the defense of such Third-Party Claim within 30 days of receipt of the notice delivered pursuant to Section 10.05(a), the Indemnified Party will be entitled to assume such defense upon delivery of notice to such effect to the Indemnifying Party; provided, however, that (i) the Indemnifying Party shall have the right to participate in the defense of the Third-Party Claim at its sole cost and expense; (ii) the Indemnified Party shall keep the Indemnifying party informed on a current basis of all developments and settlement offers and reasonably consult with the Indemnifying Party regarding the defense of the Third-Party Claim, and (iii) the Indemnified Party shall not settle such Third-Party Claim without first obtaining the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the failure of the Indemnifying Party to assume the defense of a Third-Party Claim shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party under this Article X.
(d)    The Indemnified Party shall, and shall cause its respective subsidiaries to, provide reasonable cooperation with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which an Indemnified Party is seeking indemnification pursuant to this Article X including, but not limited to, by providing reasonable access to books, records, employees and officers (including as witnesses). The Representative will act on behalf of all Indemnifying Parties in the case of all Third-Party Claims with respect to which Buyer is seeking indemnification pursuant to Section 10.02 (with each Seller responsible for its pro rata portion, based on such Seller's directly or indirectly held Units immediately prior to Closing, of the Representative's costs and expenses in undertaking such representation); provided that the fees and expenses of the Representative may be reimbursed, when and as incurred, from the Indemnity Escrow Funds, to the extent of available funds.

10.06    Mitigation. Each Indemnified Party will use commercially reasonable efforts to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. Each Indemnified Party will use commercially reasonable efforts to address any Losses that may provide a basis for an indemnifiable claim such that each Indemnified Party will respond to any Losses in the same manner it would respond to such Losses in the absence of the indemnification provisions of this Agreement. In the event that an Indemnifying Party makes any payment to any Indemnified Party for indemnification for which such Indemnified Party could have collected on a claim against a third party (including under any contract and any insurance claims), the Indemnifying Party will be entitled to pursue claims and conduct litigation on behalf of such Indemnified Party and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnified Party thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnified Party. Except pursuant to a written settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from a third party any Loss subject to indemnification hereby without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party will, and will cause its Affiliates (including the Blocker and the Company if the Blocker and the Company are Affiliates) to, cooperate with the Indemnifying Party, at the Indemnifying Party's expense, with respect to any such effort to pursue and collect with respect thereto.

10.07    Determination of Loss Amount.
(a)    The amount of any Losses subject to indemnification under Section 10.02 and Section 10.03 will be calculated net of (i) the amount of any Tax Benefit realized by an Indemnified Party by reason of such Loss or the circumstances or adjustments giving rise thereto with respect to any taxable period in which such Loss was incurred (or any earlier taxable period) but only to the extent that an Indemnified Party utilizes such Tax Benefit and (ii) any amounts recovered by any Indemnified Party or any of such Indemnified Party's Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to or under which such Indemnified Party or such Indemnified Party's Affiliates is a party or has rights ("Alternative Arrangements"). For purposes hereof, "Tax Benefit" means (x) any refund of Taxes paid, or (y) the amount the Indemnified Party's hypothetical liability for Taxes for the taxable period, calculated by excluding the relevant amount of credit, deduction, or Loss that would exceed the Indemnified Party's actual liability for Taxes for such period, calculated by taking into account the relevant amount of credit, deduction, or Loss. The Indemnified Party will seek full recovery under all Alternative Arrangements covering any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. In the event that a recovery is made under an Alternative Arrangement by any Indemnified Party with respect to any Loss for which such Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery will be made promptly to the Indemnifying Party.
(b)    In no event will the Buyer Indemnitees or Seller Indemnitees, as applicable, be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits, diminution in value or punitive damages (and, in particular, no "multiple of profits" or "multiple of cash flow" or other valuation methodology will be used in calculating the amount of any Losses), except to the extent the Buyer Indemnitees or Seller Indemnitees, as applicable, are liable for such Losses under a Third-Party Claim.
(c)    No Buyer Indemnitee will be entitled to any indemnification under this Article X to the extent (i) such matter was taken into account in determining the Final Purchase Price pursuant to Section 1.02, or (ii) such matter was reserved for in the Financial Statements.
10.08    Exclusive Remedy.
(a)    Buyer acknowledges and agrees that, from and after the Closing, the Buyer Indemnitees' sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the transactions contemplated hereby or otherwise related to the Blocker, the Company or its Subsidiaries or their respective businesses (other than a claim for actual fraud directly against the Seller who committed such fraud against the Buyer in connection with the transactions contemplated by this Agreement), will be for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement) and made pursuant to the provisions set forth in this Article X and the Buyer Indemnitees will have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Section 10.02. Buyer acknowledges and agrees that the Buyer Indemnitees may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants and agreements contained in this Agreement.

(b)    The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer's remedies with respect to this Agreement and the transactions contemplated hereby (including Section 10.02 and Section 10.03), were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.
10.09    Tax Matters.
(a)    Responsibility for Filing Tax Returns.
(i)    Buyer will prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Blocker, the Company and its Subsidiaries that have not been filed as of the Closing Date. Buyer will timely pay, or cause to be timely paid, any amount shown as due on such Tax Returns. All such Tax Returns that are with respect to Pre-Closing Tax Periods will be prepared in a manner consistent with the past custom and practice of the Blocker, the Company and its Subsidiaries, except as otherwise required by a change in applicable law. None of the Blocker, the Company or any of its Subsidiaries will waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. At least 30 days prior to the date on which each Tax Return with respect to any Pre-Closing Tax Period is due, Buyer will submit such Tax Return to the Representative to provide the Representative with an opportunity to comment on such Tax Returns before filing.
(ii)    With respect to the preparation of Tax Returns, Buyer and the Sellers agree that all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period to the extent permitted by applicable Law. Buyer will include all Transaction Tax Deductions in the Tax Returns of the Blocker, the Company and its Subsidiaries for the Pre-Closing Tax Period that ends on, or prior to, the Closing Date and will request a refund (rather than a credit against future Taxes) with respect to any overpayment for any Pre-Closing Tax Period. For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Buyer will cause the Blocker, the Company and its Subsidiaries to carry on their business only in the ordinary course in the same manner as heretofore conducted.
(b)    Books and Records; Cooperation. Without limiting Section 10.10, Buyer and the Representative will, and will cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the review of any Tax Return, including the filing of any claim for refund resulting from a carry back of a Transaction Tax Deduction, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Blocker, the Company or any of its Subsidiaries and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing will be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
(c)    Transfer Taxes. Buyer will pay, and will indemnify and hold the Sellers harmless against, any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Blocker, the Company, its Subsidiaries, or any Seller as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. Each Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.
(d)    No Section 338 Election. Buyer will not make any election under Code Section 338 (or any similar provision under state, local, or foreign law) with respect to the acquisition of the Blocker, the Company and its Subsidiaries.
(e)    Amended Tax Returns; Tax Elections. Buyer will not, without the Representative's prior written consent (which consent may be withheld, conditioned or delayed in the Representative's sole discretion) cause or permit the Blocker, the Company or any of its Subsidiaries to (i) amend any Tax Return that relates in whole or in part to any Pre-Closing Tax Period, or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period.
(f)    Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll (including withholding Taxes) of the Blocker, the Company and its Subsidiaries for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Blocker, the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Blocker, the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(g)    Non-Avoidance. Buyer will not take any action with respect to the Blocker, the Company or its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the "Intermediary Transaction Tax Shelter" described in Internal Revenue Service Notices 2001-16 and 2008-111.
(h)    Purchase Price Allocation. Within ninety (90) days following the date on which the Statement becomes final, the Buyer shall prepare and deliver to the Representative a Purchase Price Allocation to be used for purposes of applying the provisions of Sections 751 and 755 of the Code to the transactions contemplated by this Agreement (the "Proposed Purchase Price Allocation").  The Buyer shall prepare the Proposed Purchase Price Allocation in a manner consistent with Treasury Regulation Section 1.755-1. Within thirty (30) days of delivery of the Proposed Purchase Price Allocation, the Representative shall notify the Buyer of any proposed changes. Buyer and the Representative agree to discuss any proposed changes to the Proposed Purchase Price Allocation and shall endeavor to agree on an allocation acceptable to the parties, in each party's sole discretion. Notwithstanding the foregoing, if no such agreement can be reached, the parties may allocate the Purchase Price for Tax purposes as each party sees fit in its sole discretion.
10.10    Further Assurances. Following the Closing, as and when requested by any party hereto and at such requesting party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE XI

DEFINITIONS
11.01    Definitions. For purposes hereof, the following terms, when used herein will have the respective meanings set forth below:
"Accounting Firm" has the meaning set forth in Section 1.02(d).
"Acquired Securities" has the meaning set forth in the preamble to this Agreement.
"Acquired Shares" has the meaning set forth in the preamble to this Agreement.
"Acquired Units" has the meaning set forth in the preamble to this Agreement.
"Acquisition Proposal" has the meaning set for in Section 7.04.
"Adjustment Escrow Account" means the account established by the Escrow Agent for the Adjustment Escrow Amount pursuant to the terms of the Indemnification, Remediation and Adjustment Escrow Agreement.
"Adjustment Escrow Amount" means $500,000.
"Adjustment Escrow Funds" means, as of any date of determination, the excess (if any) of the Adjustment Escrow Amount (plus any interest accrued on the Adjustment Escrow Amount) minus the sum of all distributions and other payments to any Person from the Adjustment Escrow Account on or price to such date of determination.
"Adjustment Pro Rata Portion" means, with regard to each Seller, the percentage listed opposite such Seller's name on Schedule 11.01(a) attached hereto.
"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Agreed Accounting Principles" means GAAP, as applied on Schedule 11.01(b). For further clarification, if alternative methodologies exist for calculation under GAAP, the methodology utilized by the Company in preparing Net Working Capital at the Closing pursuant to the definition of "Net Working Capital" will be employed.
"Agreement" has the meaning set forth in the preamble to this Agreement.
"Alternative Arrangements" has the meaning set forth in Section 10.07(a).
"Anti-Money Laundering and Anti-Terrorism Laws " has the meaning set forth in Section 5.22.
"Blocker" has the meaning set forth in the preamble to this Agreement.
"Buyer" has the meaning set forth in the preamble to this Agreement.

"Buyer Diligence Expenses" means those items in the amounts set forth on Schedule 11.01(c), representing the expenses incurred by the Company for the Buyer (even if also incurred for other potential buyers of the Company).
"Buyer Indemnitees" has the meaning set forth in Section 10.02(a).
"Buyer's Representatives" has the meaning set forth in Section 7.04.
"Cash" means, as of the open of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), all cash, cash equivalents, restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities and deposits with third parties (including landlords and any amounts in escrow (whether for Taxes or otherwise)) of the Blocker, the Company and its Subsidiaries, in each case determined in accordance with GAAP. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Blocker, the Company or its Subsidiaries.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
"Claiming Party" has the meaning set forth in Section 12.03.
"Clearance Certificate" has the meaning set forth in Section 8.09.
"Closing" has the meaning set forth in Section 1.06.
"Closing Date" has the meaning set forth in Section 1.06.
"Closing Statement" has the meaning set forth in Section 1.02(c).
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meaning set forth in the preamble to this Agreement.
"Confidentiality Agreement" has the meaning set forth in Section 9.02.
"D&O Costs" has the meaning set forth in Section 8.03(b).
"D&O Expenses" has the meaning set forth in Section 8.03(b).
"D&O Indemnifiable Claim" has the meaning set forth in Section 8.03(b).
"D&O Indemnified Person" has the meaning set forth in Section 8.03(a).
"D&O Indemnifying Party" has the meaning set forth in Section 8.03(b).
"Deductible" has the meaning set forth in Section 10.02(b)(ii).
"Deposit" has the meaning set forth in Section 1.03.

"Deposit Escrow Agreement" means the Deposit Escrow Agreement, in the form of Exhibit A, to be entered into by Buyer, the Representative, and the Escrow Agent.
"Defending Party" has the meaning set forth in Section 12.03.
"Disclosure Schedules" means the disclosure schedules delivered by the parties on the date hereof, as amended, supplemented or restated in accordance with Section 7.05 or Section 8.02.
"Disputed Items" has the meaning set forth in Section 1.02(d).
"Electronic Delivery" has the meaning set forth in Section 12.21.
"Enforcement Costs" means any and all reasonable costs, expenses and fees, including, without limitation, those of outside counsel and third party consultants, incurred by the Representative, Sellers and the Company and its Subsidiaries, or, as applicable, the Buyer incurred in enforcing the release of the Deposit.
"Environmental Diligence Reports" means the reports listed on Schedule 5.16 which have been provided or made available to Buyer on or prior to the date hereof.
"Environmental Laws" means applicable laws and regulations of a Governmental Body concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
"ERISA" has the meaning set forth in Section 5.13(a).
"Escrow Accounts" means the Indemnity Escrow Account and the Adjustment Escrow Account.
"Escrow Agent" means Wells Fargo Bank, N.A.
"Escrow Amount" means the sum of (i) the amount of the Indemnity Escrow Amount plus (ii) the amount of the Adjustment Escrow Amount plus (iii) the amount of the Remediation Escrow Amount.
"Escrow Funds" means, as of any date of determination, the excess (if any) of the Escrow Amount (disregarding any interest accrued on the Escrow Amount) minus the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Indemnification, Remediation and Adjustment Escrow Agreement on or prior to such date of determination.
"Estimated Purchase Price" has the meaning set forth in Section 1.02(a)(x).
"Executive Order" has the meaning set forth in Section 5.22.
"Executive Note Amount" means the aggregate amount of principal and interest under the Executive Notes as of the Closing.

"Executive Notes" means those Promissory Notes with Kipp Orme and Ken Guerra, dated as of March 7, 2005 and April 1, 2007, respectively, each of which shall be repaid by the obligor thereunder at Closing through a reduction of the proceeds paid to such obligor.
"Final Purchase Price" has the meaning set forth in Section 1.02(e).
"Financial Statements" has the meaning set forth in Section 5.05.
"Fundamental and Covenant Breach Claims" has the meaning set forth in Section 10.02(d).
"Fundamental Representations" means the representations and warranties in Sections 3.01 (Organization and Power), 3.02(a) (Authorization; Valid and Binding Agreement), 3.03 (Ownership), 4.01 (Organization and Power) 4.02(a) (Authorization; Valid and Binding Agreement), 4.03 (Ownership; Subsidiaries), 4.04 (Capitalization), 4.05 (Conduct of Business), 4.07 (Employees), Sections 5.01 (Organization and Power), 5.02 Subsidiaries), 5.03(a) (Authorization; Valid and Binding Agreement), 5.04 (Capitalization), 5.20 (Brokerage), 6.01 (Organization and Power), 6.02(a) (Authorization; Valid and Binding Agreement), 6.04 (Brokerage), 6.07 (Solvency) and 6.08 (Plant Closings and Mass Layoffs).
"GAAP" means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company's past practice.
"Governmental Body" means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
"Hazardous Substance" means petroleum or any hazardous substance as defined in CERCLA.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Indebtedness" as applied to any Person, means (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all outstanding checks, bank overdrafts and advances, (c) all indebtedness of such Person for the deferred purchase price of property or services including any earn-out or similar obligations, but excluding accounts payable or deferred revenue incurred in the ordinary course of business, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of any of the Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) all liabilities of such Person in respect of banker's acceptances, letters of credit, or surety arrangements (in each case, solely to the extent drawn), (g) all interest, fees and other expenses owed with respect of the indebtedness referred to above, and (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. Notwithstanding the foregoing, "Indebtedness" does not include (A) any operating lease obligations, (B) any intercompany obligations between or among the Company or any of its Subsidiaries, (C) any Refundable Initiation Fees, (D) the real estate related lease, rental and other obligations set forth in Schedule 11.01(d), or (E) any item picked up in the definition of Net Working Capital or Transaction Expenses.

"Indemnification, Remediation and Adjustment Escrow Agreement" means the Indemnification, Remediation and Adjustment Escrow Agreement, in the form of Exhibit B, to be entered into by Buyer, the Representative, and the Escrow Agent.
"Indemnification Escrow Account" means the account established by the Escrow Agent for the Indemnity Escrow Amount to be paid by the Purchaser pursuant to the terms of the Indemnification, Remediation and Adjustment Escrow Agreement.
"Indemnified Party" has the meaning set forth in Section 10.05(a).
"Indemnifying Party" has the meaning set forth in Section 10.05(a).
"Indemnitee Affiliate(s)" has the meaning set forth in Section 8.03(d).
"Indemnity Escrow Amount" means $10,400,000.
"Indemnity Escrow Funds" means, as of any date of determination, the excess (if any) of the Indemnification Escrow Amount (plus any interest accrued on the Indemnification Escrow Amount) minus the sum of all distributions and other payments to any Person from the Indemnification Escrow Account on or price to such date of determination.
"Indeminty Pro Rata Portion" means, with regard to each Seller, the percentage listed opposite such Seller's name on Schedule 11.01(e) attached hereto
"Intellectual Property" has the meaning set forth in Section 5.11.
"Latest Balance Sheet" has the meaning set forth in Section 5.05.
"Leased Real Property" has the meaning set forth in Section 5.08(c).
"Liens" means any lien, mortgage, security interest, pledge deposit, or other encumbrance.
"Loss" or "Losses" has the meaning set forth in Section 10.02(a).
"Lower End Net Working Capital Target" means $3,650,000.
"Material Adverse Effect" means an event, occurrence, or development that has a material adverse effect, individually or in the aggregative, upon the financial condition or operating results, of the Company and its Subsidiaries, taken as a whole, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii)  changes in GAAP, (iv) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, (v) the taking of any action requested by Buyer or otherwise contemplated by this Agreement or the other agreements contemplated hereby, (vi) the identity of Buyer or the announcement of this Agreement, the other agreements or the transactions contemplated hereby or thereby, (vii) any adverse change in or effect on the business of the Company and its Subsidiaries that is caused by any delay in consummating the Closing after the specific date referred to in Section 1.06 as a result of any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing, or otherwise effected the timely consummation of the Closing; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
"Material Contract" or "Material Contracts" has the meaning set forth in Section 5.10(c).
"Membership Documents" has the meaning set forth in Section 5.21.
"Minor Claim" has the meaning set forth in Section 10.02(b)(i).
"Net Working Capital" means (i) all current assets (excluding Cash and the current assets set forth on Schedule 11.01(f) attached hereto) of the Blocker, the Company and its Subsidiaries as of the open of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby except as set forth in the proviso below), minus (ii) all current liabilities (excluding any items constituting Indebtedness, capital lease liabilities, Transaction Expenses, Sale Bonus Payments or the current liabilities set forth on Schedule 11.01(f) attached hereto) of the Blocker, the Company and its Subsidiaries as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby except as set forth in the proviso below), in each case using the same line items set forth on Schedule 11.01(f)) and calculated in accordance with the Agreed Accounting Principles; provided that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating Net Working Capital, the effect of all Transaction Tax Deductions will be taken into account in determining the amount of all current Tax assets and current Tax liabilities, as applicable, in the computation of Net Working Capital. For the avoidance of doubt, the determination of Net Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule 11.01(f) and used in calculating the Lower End Net Working Capital Target and the Upper End Net Working Capital Target. Further to the preceding sentence, the determination of Estimated Purchase Price and Final Purchase Price will be in accordance with the Agreed Accounting Principles (and without any change in or introduction of any new reserves), and without duplication to any items counted in such determination. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles. An illustration of the calculation of Net Working Capital (by way of example and for illustrative purposes only) (assuming for such example that the Closing occurred on June 30, 2014) is attached hereto as Schedule 11.01(f).
"Objections Statement" has the meaning set forth in Section 1.02(d).
"Owned Real Property" has the meaning set forth in Section 5.08(b).
"Parthenon" means PCP Managers, LLC, a Delaware limited liability company.
"Parthenon Management Fees" means all amounts (including any fees arising from the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby) due and payable to Parthenon.
"Parthenon Sellers" has the meaning set forth in the preamble to this Agreement.

"Pension Plans" has the meaning set forth in Section 5.13(a).
"Permits" has the meaning set forth in Section 5.17.
"Permitted Liens" means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or one of its Subsidiaries, (ii) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property, (iv) covenants, conditions, restrictions, easements and other matters of record affecting title to the Real Property (v) public roads, telephone lines and highways and other matters which would be disclosed by an inspection or accurate survey of each parcel of real property, except any improvements (or portions thereof) constructed or otherwise owned by third parties which are located on the Real Property and which such encumbrances are known to Seller and not disclosed by any existing inspection or survey provided to Buyer prior to the date of this Agreement (provided, however, that such exception shall not apply to any parcel of Real Property for which the Buyer obtains a new title insurance policy pursuant to a Title Commitment, and which title insurance policy excludes the general survey exception pursuant to a “no-change” affidavit or otherwise) (vi) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (viii) licenses of Intellectual Property entered into in the ordinary course of business, (ix) matters disclosed on the existing title policies or on the Title Commitments, (x) Liens arising in connection with cart and equipment leases, and (xi) those matters identified on Schedule 11.01(g).
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.
"Plans" has the meaning set forth in Section 5.13(a).
"Post-Closing Tax Period" means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
"Pre-Closing Tax Period" means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
"Proceeding" has the meaning set forth in Section 12.03.
"Purchase Price" has the meaning set forth in Section 1.02(a).
"Real Property" means the Owned Real Property and the Leased Real Property.
"Refundable Initiation Fees" has the meaning set forth in Section 5.21.
"Remediation Escrow Account" has the meaning set forth in Section 1.04.
"Remediation Escrow Amount" means $5,000,000.00; provided, however, and for the avoidance of doubt, if the Company obtains a Clearance Certificate for each Remediation Site prior to the Closing Date, the Remediation Escrow Amount shall equal zero.

"Remediation Site" and "Remediation Sites" have the meanings set forth in Section 8.09.
"Representative" has the meaning set forth in the preamble to this Agreement.
"Representative Holdback Amount" means $1,000,000.00.
"Sale Bonus Payments" means any bonus or change in control payments incurred by the Company prior to or at the Closing payable by the Company to any of its employees in connection with, and solely as a result of, the consummation of the transactions contemplated by this Agreement as set forth on Schedule 11.01(h) (as such schedule may be amended by the Representative prior to the Closing), to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, will be the Closing).
"Securities Act" means the Securities Act of 1933, as amended.
"Seller" or "Sellers" has the meaning set forth in the preamble to this Agreement.
"Seller Indemnitees" has the meaning set forth in Section 10.03.
"Selling Member" or "Selling Members" has the meaning set forth in the preamble to this Agreement.
"Sixth Amendment" has the meaning set forth in Section 6.06.
"Specified Indemnifiable Liabilities" means all obligations of the Company and its Subsidiaries relating to any period on or prior to the Closing Date arising from (i) income Taxes attributable to any Pre-Closing Tax Period (including for purposes hereof, any income Tax or branch profit Tax of the Blocker relating to any Pre-Closing Tax Period), (ii) all accrued but unpaid wages, sales and other commissions, vacation, holiday, sick pay, and personal time obligations, and any other cash perquisites, including accrued bonuses, (and any payroll taxes thereon) with respect to employees of the Company or its Subsidiaries, (iii) all payments and commitments to pay by the Company in the nature of sale bonuses or other such compensation payable in connection with, and solely as a result of, the consummation of the transactions contemplated hereby (and not requiring any triggering event other than the consummation of the transactions contemplated hereby), and (iv) Transaction Expenses and Sale Bonus Payments, in each case to the extent unpaid at the Closing (and for the avoidance of doubt, not including any Transaction Expenses and Sale Bonus Payments deducted from the Purchase Price pursuant to Section 1.02(a)). Notwithstanding anything to the contrary contained herein, to the extent any such liabilities are included in the Net Working Capital or Sale Bonus Payments, such liabilities shall not be deemed to be Specified Indemnifiable Liabilities.
"Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.
"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.
"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, escheat, estimated or other tax, including any interest, penalty or addition thereto.
"Tax Benefit" has the meaning set forth in Section 10.07(a).
"Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
"Third-Party Claim" has the meaning set forth in Section 10.05(a).
“Title Commitments” means those title commitments issued by Stewart Title as set forth on Schedule 11.01(g).
"Transaction Expenses" means (a) the aggregate fees and expenses of the Sellers, the Blocker and the Company incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby to (i) Robert W. Baird & Co. Incorporated for investment banking services, (ii) Kirkland & Ellis LLP for legal services, and (iii) Greenburg Glusker Fields Claman & Machtinger LLP for legal services, in each case for clauses (i), (ii) and (iii) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, will be the Closing) and to the extent related to the transactions contemplated hereby, (b) the Parthenon Management Fees to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, will be the Closing) and (c) any sale or transaction bonus incurred by the Company prior to the Closing (and not, for the avoidance of doubt, through any action of Buyer) payable to any of the Company's officers, directors or employees and triggered solely by the consummation of the transactions contemplated hereby. For the avoidance of doubt, and notwithstanding the foregoing, Transaction Expenses will exclude the Sale Bonus Payments, Buyer Diligence Expenses and any Transfer Taxes.
"Transaction Tax Deductions" means any item of loss, deduction, or credit resulting from or attributable to fees, costs and expenses of the Blocker, the Company and/or any of its Subsidiaries related to or arising out of the transactions contemplated by this Agreement or reflected as a liability on the Closing Statement, including any loss, deduction or credit resulting from any employee bonuses, debt prepayment fees or capitalized debt costs but expressly excluding the Buyer Diligence Expenses and any Transfer Taxes and other amounts for which Buyer is responsible to directly pay or reimburse to the Company or Sellers hereunder.
"Transfer Taxes" has the meaning set forth in Section 10.09(c).
"Units" has the meaning set forth in the preamble to this Agreement.

"Upper End Net Working Capital Target" means $4,650,000.
"Water Documents" has the meaning set forth in Section 5.24.
"Water Rights" has the meaning set forth in Section 5.24.
"Welfare Plans" has the meaning set forth in Section 5.13(a).

11.02    Other Definitional Provisions.
(a)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(c)    All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement and the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.
(d)    The Exhibits and Disclosure Schedules to this Agreement are incorporated herein for all purposes.
(e)    The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is exclusive, and the word "including" (in its various forms) means including without limitation.
(f)    All references to "$" and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(g)    Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.
(h)    The word "threatened" means threatened in writing.
(i)    All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.
ARTICLE XII

MISCELLANEOUS
12.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Buyer and the Representative, unless required by applicable law or the rules or regulations of any applicable United States securities exchange or Governmental Body to which the relevant party is subject, in which case such party subject to such regulatory obligation shall have the right to make such disclosure as required by applicable law, without the obligation to obtain the approval of the other party; provided, however, that such party shall provide the other party the opportunity to review and comment on any such press release, announcement or communication; provided, further, that the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from, after good faith consultation with Buyer, making any announcement to its employees, customers and other business relations to the extent the Company or such Subsidiary reasonably determines, in good faith and after consultation with Buyer, that such announcement is necessary or advisable. For the avoidance of doubt, the parties hereto acknowledge and agree that following the Closing, Parthenon and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance and improvements) in connection with Parthenon's or its Affiliates' fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event will Buyer or, after the Closing, the Company or any of its Subsidiaries or Affiliates have any right to use Parthenon's name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Parthenon. Within thirty days following the Closing, Buyer shall amend the constitutional documents of the Blocker to remove "Parthenon" from its name and shall promptly provide evidence of the same to the Representative.
12.02    Expenses. Except as otherwise expressly provided herein (including Section 2.03(h)), each party will each pay its own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
12.03    Prevailing Party. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a "Proceeding") is commenced or threatened by any party (the "Claiming Party") hereto to enforce its rights under this Agreement against any other party (the "Defending Party"), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including reasonable attorneys' fees and court costs, incurred by the Defending Party in such Proceeding will be reimbursed by the Claiming Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding will award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party will be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed, or (ii) the Defending Party defeats any such claim(s).

12.04    Knowledge Defined. As used in this Agreement, the term "the Company's knowledge" or "knowledge of the Company" means the actual knowledge without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge) of Joe Guerra, Kipp Orme, Ken Guerra and Seth Churi.
12.05    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail to the email address set out below if the sender on the same day sends a confirming copy of such notice via telecopy (or other facsimile device) to the number set out below or by a recognized overnight delivery service (charges prepaid), (c) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or by electronic mail to the email address set out below, or (d) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer (and, after the Closing, the Blocker and the Company):
ClubCorp USA, Inc.
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234
Attention: Ingrid Keiser
Facsimile: (972) 888-6271
Email: Ingrid.Keiser@ClubCorp.com

with a copy to (which will not constitute notice):
Brownstein Hyatt Farber & Schreck, LLP
410 17th Street, Suite 2200
Denver, CO 80202
Attention: Nicole Ament
Facsimile: (303) 223-1111
Email: NAment@bhfs.com
Notices to the Parthenon Sellers (and, prior to the Closing, the Blocker):
c/o PCP Managers, LLC
One Federal Street, 21st Floor
Boston, MA 02110
Attention: William Winterer
Facsimile: (617) 960-4010
Email:    williamw@parthenoncapital.com
with a copy to (which will not constitute notice):
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Jeffrey Seifman, P.C.

Shelly M. Hirschtritt, P.C.
Facsimile: (312) 862-2200
Email: jeffrey.seifman@kirkland.com
shelly.hirschtritt@kirkland.com

Notices to the Representative (and, prior to the Closing, the Company):
c/o PCP Managers, LLC
One Federal Street, 21st Floor
Boston, MA 02110
Attention: William Winterer
Facsimile: (617) 960-4010
Email:    williamw@parthenoncapital.com
with a copy to (which will not constitute notice):
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Jeffrey Seifman, P.C.
Shelly M. Hirschtritt, P.C.
Facsimile: (312) 862-2200
Email:     jeffrey.seifman@kirkland.com
shelly.hirschtritt@kirkland.com

and
Greenberg Glusker Fields Claman & Machtinger LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067
Attention: Steven J. Lurie
Facsimile: (310) 201-2395
Email:     slurie@greenbergglusker.com

Notices to a Selling Member:
To the address, facsimile or email for such Selling Member below his, her or its signature hereto.
12.06    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. No Seller may assign this Agreement to any of its beneficial owners or successors, by operation of law or otherwise, without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer may, without the consent of Sellers, (i) assign all or any part of its rights and obligations under this Agreement to any Affiliate thereof (including an assignment to one or more Affiliates prior to Closing), provided that such Affiliate has sufficient assets to fulfill Buyer’s obligations under this Agreement and, at all times prior to the Closing, Buyer remains liable for all such obligations, (ii) make a collateral assignment of any or all of its rights and interests under this Agreement to any lenders or other financing source without releasing Buyer from its obligations hereunder and (iii) assign all or any part of its rights and obligations under this Agreement to an acquirer of Buyer, whether by merger, sale of assets, sale of equity, business combination, consolidation or otherwise.
12.07    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.
12.08    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement; provided however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).
12.09    Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by Buyer, the Blocker, the Company and the Representative; provided that (a) Section 8.03 will not be amended or waived without the consent of a majority of the D&O Indemnified Persons and (b) Section 12.01 will not be amended or waived without the consent of Parthenon. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement and the documents referred to herein will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Blocker and the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm's-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Blocker and the Company will be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto will have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

12.11    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
12.12    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
12.13    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM,

OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.05.
12.14    WAIVER OF JURY TRIAL. SUBJECT TO SECTION 1.02 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.
12.15    No Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, Parthenon and the D&O Indemnified Persons. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and Parthenon and the D&O Indemnified Persons any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
12.16    Representation of the Sellers and their Affiliates. Buyer agrees, on its own behalf and on behalf of the Buyer Indemnitees, that, following the Closing, Kirkland & Ellis LLP may serve as counsel to the Sellers and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Kirkland & Ellis LLP prior to the Closing Date of the Blocker, the Company and/or any of its Subsidiaries. Buyer, the Blocker and the Company (on behalf of itself and its Subsidiaries) hereby (a) waive any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Buyer, the Blocker, the Company or any of its Subsidiaries and any Seller or any of its Affiliates, Kirkland & Ellis LLP may represent such Seller or Affiliate in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Blocker, the Company or its Subsidiaries and even though Kirkland & Ellis LLP may have represented the Blocker, the Company or its Subsidiaries in a matter substantially related to such dispute. Buyer, the Blocker and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP and the Blocker, the Company, its Subsidiaries, and Sellers or Sellers' Affiliates and representatives that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and will not pass to or be claimed by Buyer, the Blocker, the Company or any of its Subsidiaries. In addition, if the Closing occurs, all of the client files and records in the possession of Kirkland & Ellis LLP related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Sellers, and none of the Blocker, the Company or its Subsidiaries will retain any copies of such records or have any access to them. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Blocker, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Blocker, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that none of the Blocker, the Company or any of its Subsidiaries may waive such privilege without the prior written consent of the Representative.
12.17    No Additional Representations; Disclaimer; Non-Recourse.
(a)    Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Blocker, the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Sellers, the Blocker and the Company expressly and specifically set forth in Article III, Article IV and Article V, respectively, as qualified by the Disclosure Schedules. The representations and warranties of the Sellers, the Blocker and the Company expressly and specifically set forth in Article III, Article IV and Article V, respectively, constitute the sole and exclusive representations, warranties, and statements of any kind of any of the Sellers, the Blocker and the Company (or any other Person) to Buyer in connection with the transactions contemplated hereby and are the only representations, warranties, and statements relied upon by Buyer, and Buyer understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Blocker, the Company or any of its Subsidiaries, or the quality, quantity or condition of the Blocker, the Company's or its Subsidiaries' assets) are specifically disclaimed by the Sellers, the Blocker and the Company and have not been relied upon. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS, THE BLOCKER AND THE COMPANY SET FORTH IN ARTICLE III, ARTICLE IV AND ARTICLE V, RESPECTIVELY, (X) BUYER IS ACQUIRING THE BLOCKER AND THE COMPANY ON AN "AS IS, WHERE IS" BASIS AND (Y) NONE OF THE SELLERS, THE BLOCKER, THE COMPANY OR ANY OTHER PERSON (INCLUDING ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, INFORMATION, PROJECTION, ESTIMATION, FORECAST, PLAN OR OTHER STATEMENTS OR INFORMATION OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE BLOCKER, THE COMPANY OR ANY OF ITS SUBSIDIARIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER'S REPRESENTATIVES.
(b)    This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Blocker, the Company and the Sellers or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) (i) the distribution to Buyer, or Buyer's use of, or reliance on (it being understood Buyer's reliance has been limited as set forth in this Section 12.15), any information, documents, projections, forecasts or other material made available to Buyer in certain "data rooms," confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Blocker and the Company, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons.
(c)    In connection with the investigation by Buyer of the Blocker, the Company and its Subsidiaries, Buyer has received or may receive from the Blocker, the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain forward-looking business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that none of the Sellers, the Blocker, the Company or any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, makes any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.
12.18    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.
12.19    Specific Performance; Remedies.
(a)    The parties hereto agree that the Buyer would suffer irreparable damage and that money damages or other legal remedies would not be an adequate remedy for any such damages in the limited event that the Closing is not consummated under the circumstances where the Buyer has complied with all of its obligations under this Agreement (for the purposes hereof, such conditions shall be deemed to be met if the Buyer has provided written notice to the Company on or prior to the Outside Date certifying to the Sellers that Buyer can comply with the conditions set forth in Section 2.03 and that Buyer is ready and prepared to close the transactions contemplated by this Agreement. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers, the Blocker or the Company of their respective covenants or obligations set forth in this Agreement, Buyer, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the breaching party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the breaching party under this Agreement. Sellers hereby agree not to raise any objections to the availability of the equitable remedy for Buyer of specific performance pursuant to this Section 12.19(a) to prevent or restrain breaches or threatened breaches of this Agreement, and hereby waive (i) any defenses in any action for specific performance by Buyer, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
(b)    The parties hereto agree that the Sellers would suffer irreparable damage and that money damages or other legal remedies would not be an adequate remedy for any such damages in the limited event that the Closing is not consummated under the circumstances where (i) the Sellers have complied with all their respective obligations under this Agreement (and for purposes hereof, such conditions shall be deemed to be met if the Sellers, the Blocker and the Company have provided written notice to Buyer on or prior the Outside Date certifying to Buyer that the Sellers, the Blocker and the Company can comply with each of the conditions set forth in Section 2.02 (other than Section 2.02(f)) and that such parties are ready and prepared to close the transactions contemplated by this Agreement and (ii) all of the closing conditions of Buyer have been met, other than Section 2.02(f), but that the lenders are prepared to close on the transactions contemplated by the Sixth Amendment. Accordingly and in such event, Representative, on behalf of Sellers, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by Buyer, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer under this Agreement. Buyer hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance pursuant to this Section 12.19(b) to prevent or restrain breaches or threatened breaches of this Agreement. Buyer hereby waives (i) any defenses in such an action for specific performance by the Sellers, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
12.20    Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Blocker, the Company and/or any of its Subsidiaries is a party (including the contracts set forth on Schedule 5.08(c) and Schedule 5.10(a)) and such consents have not been obtained. Buyer agrees and acknowledges that the Sellers will have no liability with respect to the consents set forth on Schedule 5.08(c) and Schedule 5.10(a) (or any consent not required to be set forth on such Schedules) to Buyer (and Buyer will not be entitled to assert any claims) arising out of or relating to the failure to obtain such consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty, covenant or agreement of the Blocker or the Company contained herein will be breached or deemed breached and no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination.
12.21    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re‑execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
12.22    Buyer Deliveries. Any document or item will be deemed "delivered", "provided" or "made available" within the meaning of this Agreement if such document or item (a) is included in the electronic data room, (b) actually delivered or provided to Buyer or any of its Representatives or (c) made available upon request.
12.23    Appointment of the Representative.
(a)    In order to administer efficiently the determination of the Estimated Purchase Price and the Final Purchase Price and the defense and/or settlement of any claims for Losses, the Sellers, by their execution of this Agreement, irrevocably appoint the Representative as their agent, attorney in fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.
(b)    The Representative is hereby authorized (1) to take all action necessary in connection with the acceptance, rejection and determination of the Estimated Purchase Price and the Final Purchase Price and the defense and/or settlement of any claims for Losses (including the power to pursue claims against Buyer, compromise any claim on behalf of the Sellers and to transact matters of litigation, in each case pursuant to Article X), (2) to give and receive all notices required to be given under this Agreement, the Deposit Escrow Agreement, the Indemnification, Remediation and Adjustment Escrow Agreement and any other agreements contemplated hereby to which all of the Sellers are subject, and (3) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative will deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:
(i)    to execute and deliver the Deposit Escrow Agreement and the Indemnification, Remediation and Adjustment Escrow Agreement and any amendments or waivers thereto as the representative of the Sellers; to execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder; to pay any expenses of the Sellers or the Representative from the Escrow Amount; and to take such further actions under the Indemnification, Remediation and Adjustment Escrow Agreement and the Deposit Escrow as the Representative deems to be necessary or appropriate;
(ii)    to execute and deliver all consents, waivers, ancillary agreements, share powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;
(iii)    to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;
(iv)    to receive funds, make payments of funds, and give receipts for funds;

(v)    to receive funds for the payment of expenses of the Sellers (including the Representative Holdback Amount), to deposit such funds in such accounts as the Representative deems appropriate and apply such funds in payment for such expenses; and
(vi)    to receive service of process in connection with any claims under this Agreement.
(c)    In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held, directly or indirectly, a majority of the voting power represented by the Units issued and outstanding immediately prior to Closing, will select another representative to fill such vacancy and such substituted representative will be deemed to be the Representative for all purposes of this Agreement.
(d)    Subject to the Representative complying in all material respects with the terms of this Agreement, all instructions, decisions and actions by the Representative, including the defense or settlement of any claims for Losses, and including the distribution of amounts held in the Escrow Account, will be binding upon all of the Sellers, and no Seller will have the right to object, dissent, protest or otherwise contest the same or otherwise have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement.
(e)    The Representative will promptly provide written notice to the Sellers upon receiving service of process in connection with any claims under this Agreement, and upon any settlement of such claims by the Representative.
(f)    Buyer will be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Estimated Purchase Price and the Final Purchase Price and the settlement of any claims for Losses and the distribution of any amounts held in the Escrow Account and any other actions required to be taken by the Representative hereunder, and no party hereunder will have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Representative.
(g)    The Representative shall be indemnified and held harmless by the Sellers against all Losses paid or incurred in connection with any action, suit, proceeding or claim to which the Representative is made a party by reason of the fact that the Representative was acting as the Representative pursuant to this Agreement; provided, however, that the Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Representative constitute fraud, gross negligence, bad faith or willful misconduct.
(h)    The Representative may use the Representative Holdback Amount in its sole discretion to pay the expenses incurred by the Representative under the authorization granted in this Agreement, including, without limitation, any out-of-pocket expenses incurred by the Representative whether in respect of indemnification claims, the defense thereof or otherwise.
(i)    The provisions of this Section 12.23 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement.

(j)    The provisions of this Section 12.23 will be binding upon the heirs, legal representatives, successors and assigns of each Seller, and any references in this Agreement to a Seller or the Sellers will mean and include the successors to the rights of the Sellers hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(k)    Notwithstanding anything to the contrary contained in this Section 12.23, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification or a principal defense will be ineffective by reason only of it having been made or given to or by a Seller, as the case may be, directly if each of the Representative, Buyer and such Seller consent by virtue of not objecting to such dealings without the intermediary of the Representative, such consent not to be unreasonably withheld.
*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement on the day and year first above written.

BUYER:

CLUBCORP USA, INC.

By: /s/ Curt McClellan
Name: Curt McClellan
Title: Treasurer

COMPANY:

SEQUOIA GOLF HOLDINGS LLC

By: /s/ Joseph L. Guerra
Name: Joseph L. Guerra
Title: President and Chief Executive Officer

BLOCKER:

PARTHENON-SEQUOIA LTD.

By: /s/ William G. Winterer
Name: William G. Winterer
Title: Director

Signature Page to Equity Purchase Agreement

011029\0059\11501715.2

PARTHENON SELLERS:

PARTHENON INVESTORS II, L.P.

By: /s/ Brian P. Golson
Name: Brian P. Golson
Title: Authorized Signatory

J&R FOUNDERS' FUND, L.P.

By: /s/ Brian P. Golson
Name: Brian P. Golson
Title: Authorized Signatory

PCIP INVESTORS

By: /s/ Brian P. Golson
Name: Brian P. Golson
Title: Authorized Signatory

REPRESENTATIVE:

PARTHENON INVESTORS II, L.P.

By: /s/ Brian P. Golson
Name: Brian P. Golson
Title: Authorized Signatory

Signature Page to Equity Purchase Agreement

011029\0059\11501715.2

SELLING MEMBERS:

[MEMBERS OF THE COMPANY OTHER THAN THE BLOCKER]

By:
Name:

Notice Address:

Facsimile:

Email:

Signature Page to Equity Purchase Agreement

011029\0059\11501715.2

Schedule 6.02

Authorization; Valid and Binding Agreement; No Breach

None.

011029\0059\11501715.2

Schedule 6.04

Brokerage
None.